    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1996
                                                    REGISTRATION NO. 333-04519


================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               AMENDMENT NO. 3
                                      TO
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        CARRAMERICA REALTY CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)


                 Maryland                                    52-1796339
(State or Other Jurisdiction                (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                         1700 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202) 624-7500
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 THOMAS A. CARR
                         1700 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202) 624-7500
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)
                         -------------------------------
                                   COPIES TO:
                             J. WARREN GORRELL, JR.
                                 DAVID W. BONSER
                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109

   Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

=======================================================================================================
  TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
      SECURITIES TO BE         AMOUNT TO BE   AGGREGATE PRICE PER  AGGREGATE OFFERING    REGISTRATION
         REGISTERED           REGISTERED (1)     SECURITY (2)          PRICE (2)             FEE
- ---------------------------  --------------- -------------------- ------------------- -----------------
Debt Securities
Preferred Stock
Common Stock
Common Stock Warrants        $600,000,000    (3)                  $600,000,000        $206,897 (4)
=======================================================================================================

(Footnotes on the following page)

   The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


(Footnotes continued from previous page)

(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Common Stock or Common Stock Warrants. Such contracts would be issued with the Debt Securities, Preferred Stock, Common Stock and/or Common Stock Warrants covered hereby. In addition, Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

(2) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Stock or Preferred Stock issued upon conversion of Debt Securities or Preferred Stock or upon exercise of Common Stock Warrants registered hereunder, as the case may be. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $600,000,000.

(3) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1993, as amended.

(4)   Previously paid.

                            SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JULY 11, 1996


PROSPECTUS SUPPLEMENT
- ---------------------
(TO PROSPECTUS DATED     , 1996)

                               8,400,000 SHARES
                                    [LOGO]
                        CARRAMERICA REALTY CORPORATION
                                 COMMON STOCK
                                 ------------


   CarrAmerica Realty Corporation (the "Company") is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. As of June 30, 1996, the Company owned interests in a portfolio of 57 operating office properties containing approximately 8.4 million square feet of space.

   All of the shares of common stock, par value $.01 per share ("Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CRE." The last reported sale price for the Common Stock on the NYSE on July 9, 1996 was $24 per share. Subject to certain limited exceptions, ownership of more than 5% of the Common Stock is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Common Stock -- Restrictions on Transfer" in the accompanying Prospectus.

   A wholly owned subsidiary of Security Capital U.S. Realty (collectively, "USRealty") currently owns 39% of the outstanding shares of Common Stock on a fully diluted basis. The Company expects that USRealty will purchase 3,600,000 shares of Common Stock directly from the Company at the public offering price simultaneously with the closing of the Offering. In addition, USRealty may purchase up to 1,076,446 shares of Common Stock in the Offering at the public offering price (which, combined with the direct purchase from the Company, would result in an additional total investment by USRealty in the Company of up to $112 million, assuming a public offering price of $24.00) in order to maintain its 39% ownership interest in the Company on a fully diluted basis. No underwriting discount will be applied to any shares purchased by USRealty directly from the Company or in the Offering.


   See "Risk Factors" beginning on page 3 of the accompanying Prospectus for a discussion of certain factors relating to an investment in the Common Stock.

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 -----------------------------------------------------------------------------

                 Price to     Underwriting     Proceeds to
                 Public       Discount(1)      Company(2)(3)
Per Share......     $            $                $
Total(2)(4)....  $            $                $
 -----------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) No underwriting discount will be applied to any of the 1,076,446 shares that USRealty may purchase in the Offering; therefore, all of the proceeds therefrom will be retained by the Company. Total Underwriting Discount and Proceeds to Company assumes USRealty purchases all such shares.

(3)   Before deducting expenses payable by the Company estimated at $1,500,000.


(4) The Company has granted the several Underwriters a 30-day option to purchase up to 1,260,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively.

                              -------------------
   THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
 ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY
                                 IS UNLAWFUL.
                              -------------------
   The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York, New York on or about
     , 1996.
                              -------------------

MERRILL LYNCH & CO.
    DEAN WITTER REYNOLDS INC.
          J.P. MORGAN & CO.
               PRUDENTIAL SECURITIES INCORPORATED
                         LEGG MASON WOOD WALKER
                              INCORPORATED
                                     WHEAT FIRST BUTCHER SINGER

                              -------------------
           The date of this Prospectus Supplement is      , 1996.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        PROSPECTUS SUPPLEMENT SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. As used herein, the term "Company" includes CarrAmerica Realty Corporation, a Maryland corporation, and/or one or more of its subsidiaries, as appropriate, and "Common Stock" refers to the common stock, par value $.01 per share, of the Company.


                                 THE COMPANY


   The Company is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. "Value office" property describes office space which combines the elements of affordability, accessibility and flexibility with regard to customer needs. As of June 30, 1996, the Company owned interests in a portfolio of 57 operating office properties (collectively, the "Properties") containing approximately 8.4 million square feet of space. The Company also has entered into agreements to acquire 27 additional office properties containing approximately 1,499,000 square feet of space. The Company expects to close these transactions within 60 days. As of June 30, 1996, the Company also provided fee-based real estate services for properties containing in excess of 7.5 million square feet of office space that are owned by third parties.

   On February 26, 1996, the stockholders of the Company approved the investment by a wholly-owned subsidiary of Security Capital U.S. Realty (collectively, "USRealty") of approximately $250 million in the Company (the "USRealty Transaction"). The sale and issuance of 11,627,907 shares of Common Stock to USRealty in a private sale transaction was consummated on April 30, 1996. As of June 30, 1996, these shares represented a 39.0% ownership interest in the Company on a fully diluted basis (after giving effect to the conversion of all outstanding Units (as defined herein) into shares of Common Stock). Concurrently with the closing of the USRealty Transaction, the Company changed its name from Carr Realty Corporation to CarrAmerica Realty Corporation. The Company is the exclusive strategic investment of USRealty in the commercial office property business in the United States.

   The Company and its predecessor, The Oliver Carr Company ("OCCO"), have traditionally focused on the acquisition, development, ownership and operation of office properties in the Washington, D.C. metropolitan area. In connection with the USRealty Transaction, the Company is implementing a national business strategy that includes acquiring, developing, owning and operating value office properties throughout the United States in select suburban growth markets. The Company seeks to provide value office space on a national scale to meet the changing needs of corporate users of office space.

   The Company's business strategy is responsive to the growing trend among corporate office space users toward relocating their operations from central business districts to suburban markets in order to reduce operating costs and to improve their employees' quality of life. The resulting increase in demand for suburban office space has not been met by a corresponding increase in supply; rather, the volume of new office construction in suburban markets has declined dramatically from the end of 1986 to the end of 1995. Office vacancy rates in the national suburban office market have declined from 23.8% at the end of 1986 to 13.4% at the end of 1995, according to CB Commercial/Torto Wheaton Research, while central business district vacancy rates have not similarly declined. The Company is pursuing its business strategy initially by acquiring office properties in suburban growth markets at what the Company believes are attractive discounts to replacement cost. In the future, if acquisition costs approach those of new office development, the Company will consider developing value office properties in select suburban growth markets. Of the Company's 57 Properties, 38 have been acquired thus far in 1996 as part of the Company's business strategy.

   The Company's objective is to achieve long-term sustainable growth by acquiring and developing value office properties in suburban markets throughout the United States that exhibit strong growth characteristics. In particular, the Company seeks markets in which operating costs for businesses are relatively low, long-term population and job growth are expected to exceed the national average, and barriers to entry exist for new supply of office space. In analyzing property acquisitions within target markets, the Company looks for physical property characteristics that appeal to value office users, including flexible floor plates, ample parking and proximity to major transportation arteries. The Company believes that this approach enables it to acquire office properties that offer customers affordability, accessibility and flexibility.

   The following table provides an overview of the Properties owned by the Company as of June 30, 1996 and the markets in which they are located.



                       NUMBER OF      APPROXIMATE
MARKET AREA           PROPERTIES      SQUARE FEET
- -------------------  ------------   --------------

Washington, D.C.         15           3,704,000
Northern Virginia         7           1,290,000
Northern
California                6           1,082,000
Southeast Denver          6             737,000
Suburban Chicago          2             514,000
Suburban Seattle         10             396,000
Southern
California                9             391,000
Suburban Maryland         1             205,000
Austin, Texas             1             119,000
                     ------------ --------------
   Total                 57           8,438,000
                     ============ ==============


                             RECENT DEVELOPMENTS


   Acquisitions Activity. Consistent with the Company's strategy of acquiring value office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties in 1996, acquiring thus far 38 office properties across the country for an aggregate purchase price of approximately $367 million. In addition, the Company has entered into binding contracts (subject to customary conditions and obtaining necessary third-party consents) to acquire an additional 27 office properties for an aggregate purchase price of approximately $191 million. The Company expects to close these transactions within 60 days, although there can be no assurance that any such acquisitions will be consummated. The 38 Properties were purchased at an average capitalization rate of 10.8% (calculated by dividing the net operating income generated by these Properties on a pro forma basis for the year ended December 31, 1995, including a deduction for management fees, by the consideration paid for these Properties). This capitalization rate is not necessarily indicative of the actual capitalization rate the Company will realize from these properties. In addition, there can be no assurance that the capitalization rate with respect to these property acquisitions will be attained with respect to future acquisitions.

   The following table summarizes the operating properties acquired by the Company thus far in 1996 or which the Company currently has under contract to acquire:


                                                         DATE OF      NUMBER OF    APPROXIMATE
PROPERTIES                           TARGET MARKET     ACQUISITION   PROPERTIES    SQUARE FEET
- --------------------------------  ------------------- ------------- ------------ --------------

Scenic Business Park              Southern California       March 1996     4             138,000
Harbor Corporate Park             Southern California       March 1996     4             149,000
AT&T Center                       Northern California       March 1996     6           1,082,000
Reston Quadrangle                  Northern Virginia         March 1996    3             261,000
Harlequin Plaza and Quebec Court   Southeast Denver          May 1996      4             613,000
The Quorum                         Southeast Denver          June 1996     2             124,000
Parkway North Center               Suburban Chicago          June 1996     2             514,000
Redmond East Business Campus       Suburban Seattle          June 1996    10             396,000
Plaza PacifiCare Building         Southern California        June 1996     1             104,000
Parkway One                        Northern Virginia         June 1996     1              88,000
Norwood Tower                        Austin, Texas           June 1996     1             119,000
Littlefield Portfolio                Austin, Texas            Pending     10             894,000
Warner Center Business Park       Southern California         Pending     12             343,000
Quebec Centre                      Southeast Denver           Pending      3             107,000
Katella Corporate Center          Southern California         Pending      1              80,000
Greenwood Centre                   Southeast Denver           Pending      1              75,000
   Total                                                                  65           5,087,000
                                                                         ===           ==========


   Financing Activity. In May 1996, the Company obtained an unsecured line of credit from Morgan Guaranty Trust Company of New York in the amount of up to $215 million (the "Line of Credit"). The Line of Credit, which has been utilized to fund a portion of the Company's recent acquisitions, will be used to fund future acquisitions. In addition, funds from the Line of Credit will be available to finance future office property development and capital expenditures and for working capital purposes. A portion of the proceeds of the Offering will be used to repay amounts previously advanced under the Line of Credit, making the full amount of the Line of Credit available immediately following the
Offering. Upon consummation of the Offering, the Company will have a debt-to-total market capitalization ratio of 25.6% (assuming a Common Stock price of $24.00 per share).


                                 THE OFFERING


Common Stock Offered Hereby (1)................   8,400,000
Common Stock Offered in Concurrent
  USRealty Purchase (2)........................   3,600,000
Common Stock Outstanding After the Offering
  and the Concurrent USRealty Purchase ........  37,200,469
Common Stock and Units Outstanding After the
Offering and the Concurrent USRealty
  Purchase (3).................................  41,837,805
Use of Proceeds................................  To repay outstanding indebted-
                                                 ness under the Line of Credit,
                                                 to fund acquisitions and for
                                                 general corporate purposes.


- -----------------

(1) See "Price Range of Common Stock and Dividend History" herein and "Description of Common Stock" in the accompanying Prospectus. USRealty may purchase up to 1,076,446 shares of Common Stock in the Offering at the public offering price in order to maintain its 39% ownership interest in the Company. See "Underwriting."


(2) The Company expects that USRealty will purchase 3,600,000 shares of Common Stock directly from the Company at the public offering price simultaneously with the closing of the Offering (the "Concurrent USRealty Purchase"). See "Underwriting."

(3) "Units" are units of partnership interest in Carr Realty, L.P. and CarrAmerica Realty, L.P. (the "Carr Partnerships") that are redeemable for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis.

                     SUMMARY SELECTED FINANCIAL INFORMATION

   The following table sets forth selected financial and operating information for the Company as of and for the three months ended March 31, 1996 and 1995 and as of and for the years ended December 31, 1995 and 1994. The selected financial information as of and for the years ended December 31, 1995 and 1994 is derived from the audited financial statements of the Company incorporated by reference in the accompanying Prospectus. The selected financial information as of and for the three months ended March 31, 1996 and 1995 is derived from unaudited financial statements that, in the opinion of management, include all material adjustments considered necessary for a fair presentation of the results of the interim periods.


   The following table also sets forth pro forma financial information for the Company as of and for the three months ended March 31, 1996 and for the year ended December 31, 1995, giving effect to (i) completion of the Offering and the Concurrent USRealty Purchase, (ii) the closing of the USRealty Transaction (which closed on April 30, 1996), (iii) the acquisition of office properties that have been consummated since the beginning of each period presented and the acquisition of 27 office properties that the Company expects to consummate in the near future, and (iv) the repayment of $235 million of indebtedness outstanding as of March 31, 1996. See "Pro Forma Financial Information."

   The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                THREE MONTHS ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                                                ----------------------------              -----------------------
                                              PRO FORMA          HISTORICAL          PRO FORMA          HISTORICAL
                                              ---------          ----------          ---------          ----------
                                                 1996         1996         1995         1995         1995         1994
                                                 ----         ----         ----         ----         ----         ----
                                                           (IN THOUSANDS, EXCEPT SHARE AND PROPERTY DATA)
OPERATING DATA:
 REAL ESTATE OPERATING REVENUE:
  RENTAL REVENUE ........................  $    43,683  $    25,350  $    21,796  $   172,443  $    89,539  $    82,665
  REAL ESTATE SERVICE REVENUE............        2,726        2,726        2,480       11,315       11,315        8,890
 REAL ESTATE OPERATING EXPENSES:
  PROPERTY OPERATING EXPENSES............       14,354        8,991        7,519       56,407       31,579       29,707
  INTEREST EXPENSE.......................        7,253        6,532        5,257       28,865       21,873       21,366
  GENERAL AND ADMINISTRATIVE
   EXPENSES..............................        3,259        2,748        2,609       12,648       10,711        9,535
  DEPRECIATION AND AMORTIZATION..........       10,420        5,484        4,385       40,857       18,495       14,419
 NET INCOME..............................        9,820        3,335        3,257       37,834       12,067(1)    12,097
 DIVIDENDS PAID TO STOCKHOLDERS..........          N/A        5,914        5,803          N/A       23,344       20,204
PER SHARE DATA:
 NET INCOME..............................  $       .26  $       .25  $       .25  $      1.02  $      0.90  $      1.06
 DIVIDENDS PAID TO STOCKHOLDERS..........          N/A        .4375        .4375          N/A         1.75         1.75
 WEIGHTED AVERAGE SHARES OUTSTANDING ....   38,350,676   13,523,628   13,269,334   38,114,041   13,338,080   11,387,030
BALANCE SHEET DATA (AT PERIOD END):
 REAL ESTATE, BEFORE ACCUMULATED
  DEPRECIATION...........................  $ 1,038,291  $   647,825  $   431,728               $   480,589  $   429,537
 TOTAL ASSETS............................    1,044,173      635,358      411,265                   458,860      407,948
 MORTGAGES PAYABLE.......................      355,097      324,957      261,208                   317,374      254,933
 OTHER INDEBTEDNESS......................            0      172,000            0                         0            0
 MINORITY INTEREST.......................       59,128       34,876       37,930                    34,850       38,644
 TOTAL STOCKHOLDERS' EQUITY..............      614,696       93,507      103,791                    95,543      106,042
OTHER DATA:
 NET CASH PROVIDED BY OPERATING
  ACTIVITIES.............................               $     9,001  $     7,972               $    35,277  $    29,908
 NET CASH USED BY INVESTING ACTIVITIES...                  (169,496)     (14,307)                 (81,635)      (67,046)
 NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES.............................                   171,511       (1,437)                   37,113       32,652
 FUNDS FROM OPERATIONS BEFORE MINORITY
  INTEREST OF THE UNITHOLDERS OF CARR
  PARTNERSHIPS (2).......................       21,614        9,501        8,382       83,593       33,190(1)    30,640
 WEIGHTED AVERAGE SHARES AND UNITS
  OUTSTANDING (3)........................   42,959,471   18,183,510   18,156,537   42,932,498   18,156,537   15,878,780
 NUMBER OF PROPERTIES (AT PERIOD END)....           84           36           16           84           18           16
 SQUARE FOOTAGE (AT PERIOD END)..........    9,937,000    6,479,000    4,006,000    9,937,000    4,626,000    4,006,000

- -------------------

(1) Includes a non-recurring deduction of approximately $1.9 million related to the termination of an agreement to acquire the development business of The Evans Company.

(2) The Company believes that funds from operations is an appropriate measure of the performance of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. In accordance with the final National Association of Real Estate Investment Trusts (NAREIT) White Paper on Funds From Operations as approved by the Board of Governors of NAREIT on March 3, 1995, funds from operations represents net income
      (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. The Company's funds from operations in 1994 and for the three months ended March 31, 1995 have been restated to conform to the new NAREIT definition of funds from operations. Funds from operations does not represent net income or cash flow generated from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or the Company's ability to make distributions.

(3) Includes shares of Common Stock outstanding plus Units that are redeemable for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis.

                                       S-6

                                 THE COMPANY


   The Company is a publicly-traded REIT that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. "Value office" property describes office space which combines the elements of affordability, accessibility and flexibility with regard to customer needs. As of June 30, 1996, the Company owned interests in a portfolio of 57 operating office properties containing approximately 8.4 million square feet of space. The Company has also entered into agreements to acquire 27 additional office properties containing approximately 1,499,000 square feet of space. The Company expects to close these transactions within 60 days. As of June 30, 1996, the Company also provided fee-based real estate services for properties containing in excess of 7.5 million square feet of office space that are owned by third parties.


   The Company and its predecessor, OCCO, have traditionally focused on the acquisition, development, ownership and operation of office properties in the Washington, D.C. metropolitan area. In connection with the USRealty Transaction, the Company is implementing a national business strategy that includes acquiring, developing, owning and operating value office properties throughout the United States in select suburban growth markets. See "-- Business Strategy" below.


   The Company's experienced staff of over 450 employees, including over 325 on-site building employees, provides a full range of real estate services. The Company's principal executive offices are located at 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and its telephone number is (202) 624-7500. The Company was organized as a Maryland corporation on July 9, 1992.


BUSINESS STRATEGY

   National Suburban Office Strategy. The Company believes that the office sector of the real estate industry has been unable to effectively meet the needs of a dynamically changing corporate America. The office sector has been characterized, at the local level, by highly fragmented ownership and merchant builders with a short-term investment horizon, and, at the national level, by passive institutional investors who are not familiar with local markets. The Company is implementing a national business strategy that includes acquiring, developing, owning and operating value office properties throughout the United States in select suburban growth markets. The Company seeks to provide value office space on a national scale to meet the changing needs of corporate users of office space.

   The Company's business strategy is responsive to the growing trend among corporate office space users toward relocating their operations from central business districts to suburban markets in order to reduce operating costs and to improve their employees' quality of life. The resulting increase in demand for suburban office space has not been met by a corresponding increase in supply; rather, the volume of new office construction in suburban markets has declined dramatically from the end of 1986 to the end of 1995. Over the last several years, positive net absorption has resulted in a decline in national office vacancy rates in suburban markets from 23.8% at the end of 1986 to 13.4% at the end of 1995. Vacancy rates in central business districts have not similarly declined. The Company believes that the demand for suburban office space will continue.

   The charts below show national office vacancy rates in suburban markets and central business districts over the last 10 years and new office construction starts and net absorption in suburban markets over the last 10 years.


CENTRAL BUSINESS DISTRICT (CBD) VS.          SUBURBAN OFFICE VACANCY RATES
SUBURBAN OFFICE NEW CONSTRUCTION                 AND NET ABSORPTION

 #############################################################################

                                IMAGE OMITTED

 #############################################################################

Although positive net absorption declined in 1995 as compared to 1994, the Company believes that this decline is attributable to, among other things, severely constrained supply, leaving suburban office space users in certain markets with little or no vacant space from which to select.


   The Company is pursuing its business strategy initially by acquiring office properties in suburban growth markets at what the Company believes are attractive discounts to replacement cost. In the future, if acquisition costs approach those of new office development, the Company will consider developing value office properties in select suburban growth markets. Of the Company's 57 Properties, 38 have been acquired thus far in 1996 as part of the Company's business strategy.


   Target Market Selection. The Company's objective is to achieve long-term sustainable growth by acquiring and developing value office properties in suburban markets throughout the United States that exhibit strong growth characteristics. In the office sector, the Company believes a key growth factor is the projected employment growth within a particular market. The Company generally is focusing its acquisition efforts in the Pacific, Mountain, Central and Southeast regions of the country. In these regions, employment growth for the years 1994 to 2004 is projected to be 18.4% (Pacific region), 33.6% (Mountain region), 19.8% (Central region), and 34.8% (Southeast region), as compared to the national average of 19.8%. (Source:
Cognetics, Inc.)

   Within these general regions, the Company seeks markets in which operating costs for businesses are relatively low, long-term population and job growth are expected to exceed the national average, and barriers to entry exist for new supply of office space. In addition, the Company targets markets that will enable it to maintain an economically diverse tenant base to reduce the risk that the Company's operations will be adversely affected by a single industry recession. It also is important that a target market be large enough to permit the Company to acquire a critical mass of properties in order to benefit from certain operational economies of scale resulting from the geographic clustering of properties. The Company analyzes its target markets on a quarterly basis to determine if new office supply, or vacating office space, will materially impact the supply/demand characteristics in the given markets.


   Since commencing the implementation of its national business strategy, the Company has acquired properties in the following markets: Northern California;
suburban Chicago; southeast Denver; suburban Seattle; Southern California; Northern Virginia; and Austin, Texas. These markets fit within the Company's identified parameters for target market selection and the Company's acquisitions in these markets fall within its general acquisition guidelines. For a discussion of each of these markets, see "Recent Developments." The Company also is actively considering other markets in which it may acquire additional properties.

   General Acquisition Guidelines. The Company has established a set of general guidelines and physical characteristics to evaluate the acquisition opportunities available to the Company within the Company's identified target markets. These guidelines include (i) the purchase price of an office property typically should be at a discount to the replacement cost of a comparable office property, (ii) rents of existing tenants in the office property typically should be at or below the current market rents for the given target market, and (iii) an office property generally should be low-rise, with flexible floor plates that are conducive to accommodating a variety of office space user needs. The Company looks for office properties that have ample parking and that are conveniently-located near amenities and major transportation arteries. The Company uses its market officers, local brokers and real estate professionals within its specific target markets to identify the best available locations within a particular market. The Company believes that use of these guidelines enables it to more efficiently identify, analyze and act upon acquisition opportunities.


   National Operating System. To execute its national office strategy, the Company is creating a national operating system consisting of a network of market officers and a national service and development program.


   A key component of the Company's national operating system includes the creation of a network of market officers in the Company's target markets where office properties have been or will be acquired. The Company's market officers are and will be seasoned real estate professionals knowledgeable about the local real estate conditions in the target market where they are employed. Market officers are primarily responsible for maximizing the performance of the Company's office properties in their markets and ensuring that the needs of the Company's customers are being met. Additionally, market officers are responsible for identifying new investments in their market, although they do not commit or deploy the Company's capital. All capital allocation decisions are made by the Company's management investment committee. The Company recently hired market officers for its suburban target markets in Southern California, suburban Seattle and suburban Chicago.

   The Company's national service program will provide uniform customer service and performance standards for all of the Company's Properties. In addition, the national service program will focus on building on the Company's established relationships with corporate office space users to understand and be better able to address the national real estate needs of major corporations. The Company's national development program will identify build-to-suit and inventory development opportunities where market conditions warrant such activities. The Company's goal is to allocate approximately 5% of its capital to be invested in land suitable for development; however, that percentage may change based on market conditions.


   To create and implement its national operating system, the Company has hired several real estate professionals with national operational experience. The Company expects to augment its management team with additional experienced professionals to meet the requirements of its business strategy and growth plans. On an interim basis, Security Capital Investment Research Incorporated, an affiliate of Security Capital Group Incorporated (which is a substantial shareholder of USRealty), is assisting the Company in sourcing acquisitions in selected target markets as well as from national institutional owners and by providing national and market-specific research support, including some of the market data referred to in this Prospectus Supplement. The Company believes that its agreement with Security Capital Investment Research Incorporated, which provides for payment at specified hourly rates for services actually rendered, is on terms at least as favorable as the Company could obtain from an unrelated third party. As its national operating system matures, the Company expects that all acquisition sourcing services will be provided by employees of the Company.

REAL ESTATE SERVICES


   Historically, the Company has provided operational services for its properties, and the Company intends, in the long term, to continue to do so. Certain facts or circumstances, however, may require that the Company use third-party real estate service providers for certain properties. In particular, during a transitional period immediately following the acquisition of a property, the Company may use a third-party real estate service provider. As of June 30, 1996, the Company provided its own operational services for 41 of the Properties. Fourteen of the 16 Properties for which the Company did not provide operational services as of June 30, 1996 were recently acquired. The Company, through certain manage-ment subsidiaries, provides fee-based real estate services for more than 35 office buildings in the Washington, D.C. metropolitan area for related and unrelated parties.

                             RECENT DEVELOPMENTS

SECURITY CAPITAL U.S. REALTY TRANSACTION


   On February 26, 1996, the stockholders of the Company approved the investment by USRealty of approximately $250 million in the Company. The transaction was effected through the sale and issuance of 11,627,907 shares of Common Stock to USRealty in a private sale transaction that was consummated on April 30, 1996. As of June 30, 1996, USRealty owned approximately 46.1% of the outstanding Common Stock of the Company (39.0% on a fully diluted basis after giving effect to the conversion of all outstanding Units into shares of Common Stock). In connection with the USRealty Transaction, the Company also acquired substantially all of the economic interest in the development business of OCCO, providing the Company with resources to enable it to implement its national development program. Concurrently with the closing of the USRealty Transaction, the Company changed its name from Carr Realty Corporation to CarrAmerica Realty Corporation.


   The Company believes that it has derived a number of significant benefits from the USRealty Transaction. The capital provided by USRealty enabled the Company to pursue its national business strategy, as described above in "The Company -- Business Strategy." In addition, the USRealty Transaction substantially increased the Company's equity capitalization and reduced its leverage, which the Company believes will enable it to have greater access to the capital markets, enhancing the Company's ability to grow. The Company also believes that it will benefit from its indirect affiliation with Security Capital Group Incorporated and the access (through USRealty's representatives on the Company's board of directors) to the market knowledge, operating experience and research capabilities of Securital Capital Group Incorporated and its affiliates. The Company is the exclusive strategic investment of USRealty in the commercial office property business in the United States.

NEW ACQUISITIONS


   Consistent with the Company's strategy of acquiring office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties in 1996, acquiring thus far 38 office properties across the country for an aggregate purchase price of approximately $367 million. These Properties were purchased at an average capitalization rate of 10.8% (calculated by dividing the net operating income generated by these Properties on a pro forma basis for the year ended December 31, 1995, including a deduction for management fees, by the consideration paid for these Properties). This capitalization rate is not necessarily indicative of the actual capitalization rate the Company will realize from these properties. In addition, there can be no assurance that the capitalization rate with respect to these property acquisitions will be attained with respect to future acquisitions. The acquired properties satisfy the Company's general acquisition guidelines as described in "The Company -- Business Strategy" above. These properties have been acquired in seven target markets, as described below. Information set forth below with respect to market data has been provided by CB Commercial/Torto Wheaton Research.


NORTHERN CALIFORNIA


   AT&T Center. In March 1996, the Company acquired six office buildings in San Francisco's East Bay Area for an aggregate purchase price of approximately $109 million in cash. The six buildings, which are known as the AT&T Center and were built in 1988, contain approximately 1,082,000 square feet of space. The entire portfolio is leased to AT&T. AT&T presently subleases 39% of the space of the property to other users, including PeopleSoft, a human resources software producer (181,000 square feet or 17% of the total space), GTE (71,000 square feet or 8% of the total space) and Pacific Bell Mobile Systems (145,000 square feet or 13% of the total space). The lease with AT&T expires on various dates in 1998 and 1999.

   The Company has entered into a letter of intent with AT&T to modify the existing lease and to enter into a new lease for approximately 463,000 square feet of office space and 26,000 square feet of storage space. The new AT&T lease, if executed, would provide for the lease with respect to 213,000 square feet to expire in December 2008, 140,000 square feet to expire in June 2006 and 110,000 square feet to expire in December 2003. The base office rental rate of the proposed new lease would be $13.20 per square foot, triple net, which rental rate would be increased at the end of each three-year period during the term of the lease by the sum of 6% plus 200% of the consumer price index increase for the prior three years (with the total not to exceed 12%). The initial base storage rental rate of the proposed lease would be $6.60 per square foot. In addition to the new AT&T lease, AT&T and the Company would modify their existing lease, reducing the square footage covered by this lease to approximately 430,000 square feet. The lease would continue to expire on various dates in 1998 and 1999. All of this space is currently subleased by AT&T to sub-tenants, and AT&T would assign the existing subleases to the Company. The sub-tenants' base rental rates with respect to this space average approximately $5.66 per square foot, triple net. In addition, AT&T would make a supplemental base rental rate payment with respect to this space equal to approximately $6.40 per square foot, triple net, over the life of the lease, resulting in a total rent payment with respect to this space of approximately $12.06 per square foot. The existing lease by AT&T of the remaining portion of the buildings (approximately 163,000 square feet, which includes the conference center facility and the cafeteria) would be terminated. There can be no assurance that a binding agreement will be reached with AT&T regarding a new lease or that, if a binding agreement is reached, that it will be on the terms set forth above.

   Market Description. San Francisco's East Bay has long been an area of strong population and employment growth because of its diverse economy, relatively affordable housing, and high quality transportation system. In addition, office demand in the East Bay area has been strong because occupancy costs and taxes are reasonable and a highly educated and diversified employment base resides in the East Bay area. The San Francisco East Bay area office market contains approximately 39 million square feet. Vacancy rates in this market were 16.4%, 16.0%, 14.2%, 12.3% and 11.2% as of December 31 in each of 1991 through 1995, respectively. AT&T Center is located in the Pleasanton sub-market within the East Bay area. This sub-market contains approximately 5 million square feet of office space. Vacancy rates in this sub-market were 21.0%, 21.0%, 17.7%, 9.4% and 5.6% as of December 31 in each of 1991 through 1995, respectively. The Company believes the acquisition of AT&T Center positions the Company to take advantage of the strategic growth opportunities in this dynamic market.

SUBURBAN CHICAGO

   Parkway North Center. In June 1996, the Company acquired Parkway North Center, an office park located in suburban Chicago, Illinois, for an aggregate purchase price of approximately $80 million. The property currently includes two office buildings, which were built in 1986 to 1989, containing approximately 514,000 square feet of office space. The Company also acquired additional land which will support the development of up to 900,000 square feet of office space. As part of the purchase price, the Company assumed approximately $29 million of mortgage indebtedness that bears interest at an annual rate of 7.96% and matures in December 2003. The office park was 93.7% leased as of May 31, 1996. The major tenants at Parkway North Center include Alliant Foodservice, a food products distributor (107,000 square feet or 21% of the total space), Fujisawa USA, a pharmaceutical company (135,000 square feet or 26% of the total space), and Clintec Nutrition Company, a manufacturer of dietary products (80,000 square feet or 16% of the total space).

   Market Description. Chicago is a proven corporate location with over fifty Fortune 500 companies located in its downtown and suburban markets. Chicago is expected to continue to attract office users due to its central location in the United States, its diverse economy and strong infrastructure. The metropolitan Chicago area office market contains approximately 187 million square feet. Vacancy rates in this market were 17.6%, 19.3%, 18.8%, 16.9% and 15.2% as of December 31 in each of 1991 through 1995, respectively. Parkway North Center is located in Lake County, which has a significantly lower tax rate than neighboring Cook County, and as a result the Lake County sub-market has attracted a number of large corporate users. The Lake County sub-market contains approximately 6 million square feet of office space. Vacancy rates in this sub-market were 15.3%, 13.5%, 12.0%, 12.3% and 9.6% as of Decem-
ber 31 in each of 1991 through 1995, respectively. The Company believes it is important and consistent with its national office strategy that it has a presence in the Chicago market because of the prevalence of corporate headquarters of major national companies in the area.

SOUTHEAST DENVER

   Harlequin Plaza and Quebec Court. In May 1996, the Company acquired four office properties located in suburban southeast Denver, Colorado for aggregate consideration of approximately $47 million. The four properties, known as Harlequin Plaza North and South and Quebec Court I and II, contain approximately 613,000 square feet of office space. Harlequin Plaza was built in 1981 and Quebec Court was built in 1979 and 1980. The consideration for these properties was paid through a combination of cash and the issuance of Units. The properties were 96.0% leased to 30 tenants as of May 31, 1996. The major tenants of the portfolio include Intelligent Electronics, a reseller of computer products, which leases the entire space at Quebec Court I (130,000 square feet), and Alert Centre, a security monitoring company, which leases 106,000 square feet (or 68% of the total space) at Quebec Court II.

   The Quorum. In June 1996, the Company acquired two buildings known as The Quorum in southeast Denver, Colorado for an aggregate purchase price of approximately $10 million in cash. The properties, which were built in 1975, contain an aggregate of approximately 124,000 square feet of office space. The Company also acquired additional land which will support the development of up to 100,000 square feet of office space. Of the 19 tenants in the two buildings, the major tenants are Chatfield Dean & Company, a stock brokerage firm (27,000 square feet or 21% of the total space), and JRMK Company, Inc., a mortgage brokerage firm (18,000 square feet or 15% of the total space). The buildings were 80.8% leased as of May 31, 1996.

   Market Description. Denver has experienced rapid population growth over the past five years, primarily in the southern and western counties of Douglas, Arapahoe and Jefferson because of their reasonable cost of living and housing. The metropolitan Denver area office market contains approximately 64 million square feet. Vacancy rates in this market were 21.1%, 19.1%, 15.9%, 12.8% and 11.8% as of December 31 in each of 1991 through 1995, respectively. Denver's largest office sub-markets are its Central Business District and the Southeast I-25 Corridor, which includes major office concentrations in the Denver Tech Center, Inverness, Meridian and Greenwood Village. The Southeast I-25 Corridor area office market contains approximately 20 million square feet of office space. Vacancy rates in this sub-market were 18.2%, 16.9%, 12.4%, 9.7% and 6.1% as of December 31 in each of 1991 through 1995, respectively. Harlequin Plaza North and South and Quebec Court I and II are located in Greenwood Village. The Quorum is located in the Denver Tech Center, across I-25 from Greenwood Village. With the acquisition of The Quorum, in combination with Harlequin Plaza and Quebec Court, the Company has made significant progress toward its objective of obtaining critical mass in one of its target markets.

SUBURBAN SEATTLE

   Redmond East Business Campus. In June 1996, the Company acquired Redmond East Business Campus, an office park comprised of ten office properties in suburban Seattle, Washington, for an aggregate purchase price of approximately $40 million in cash. As part of the purchase price, the Company assumed approximately $28 million in debt that bears interest at an annual rate of 8.375% and matures in January 2006. The properties, which were built from 1988 to 1992, contain an aggregate of approximately 396,000 square feet of office space. The buildings were 100% leased as of May 31, 1996 to 12 tenants. The two largest tenants of the office park are Digital Systems International, a provider of call center software (83,000 square feet or 21% of the total space), and Incontrol Inc., a medical products company (65,000 square feet or 16% of the total space).


   Market Description. The Seattle metropolitan area has been dominated, historically, by the aerospace, forest products, defense and international trade industries. In the 1990's, however, the software, biotechnology, services and tourism industries have provided growth for the Seattle metropolitan area, primarily in the eastern suburban area of King County. The Seattle metropolitan area office market contains approximately 51 million square feet. Vacancy rates in this market were 13.8%, 13.2%, 13.0%, 12.3% and 9.3% as of

December 31 in each of 1991 through 1995, respectively. Of Seattle's largest sub-markets, the Bellevue sub-market has the lowest vacancy rate and has experienced the most growth in recent years. This sub-market, where the Redmond East Business Campus is located, is home to such large corporate users as Microsoft, Nintendo and Eddie Bauer, and contains approximately 16 million square feet of office space. Vacancy rates in this sub-market were 13.5%, 11.7%, 8.9%, 7.3% and 6.2% as of December 31 in each of 1991 through 1995, respectively. The Company's acquisition of Redmond East Business Campus will allow the Company to capitalize on the growing and diversifying suburban Seattle market.

SOUTHERN CALIFORNIA

   Scenic Business Park and Harbor Corporate Park. In March 1996, the Company acquired eight office properties in Orange County, California for an aggregate purchase price of approximately $15 million in cash. The four properties comprising the Scenic Business Park were built in 1985 and contain a total of 138,000 square feet of office space and the four properties that comprise the Harbor Corporate Park were built in 1987 and contain a total of 149,000 square feet of office space. All eight buildings are well-located within a short distance of Orange County's John Wayne Airport. The two office parks, located five minutes apart, provide the Company with a strong presence in the Greater Airport Area sub-market and provide excellent operating management economies of scale. Scenic Business Park is 89.7% leased to six tenants, including FHP, Inc., a regional health maintenance organization that leases 70,000 square feet, or 51% of the total space. Harbor Corporate Park is 49.2% leased to 13 tenants, including Infotech Development, a software developer (15,000 square feet or 10% of the total space), and Texaco (17,000 square feet or 12% of the total space).


   Plaza PacifiCare Building. In June 1996, the Company acquired the Plaza PacifiCare Building, located in Cypress, California, for a purchase price of approximately $10 million in cash. The building, which is in western Orange County, was built in 1986, and contains approximately 104,000 square feet of office space. The building is 100% leased to PacifiCare Health Systems, Inc., the ninth largest HMO in the United States, under a long-term lease.


   Market Description. Orange County has rapidly evolved from a rural, agricultural region to an urbanized high-technology center primarily because of its strategic location and attractive quality of life. Orange County's office market contains approximately 48 million square feet, with a vacancy rate of 21.5%, 18.7%, 16.1%, 16.6% and 14.6% as of December 31 in each of 1991 through
1995, respectively. Scenic Business Park and Harbor Corporate Park are located in the Greater Airport Area sub-market, which is the largest office sub-market in Orange County. This particular sub-market contains approximately 26 million square feet of office space. Vacancy rates in this sub-market were 22.4%, 17.9%, 14.7%, 14.3% and 11.5% as of December 31 in each of 1991 through 1995, respectively. The Company believes that its investments in Orange County will position the Company to enjoy the benefits of the improving office supply/demand characteristics in Southern California.

   The Los Angeles metropolitan area office market contains approximately 158 million square feet of space and had a vacancy rate of 21.1%, 21.6%, 20.8%, 20.3% and 19.3% as of December 31 in each of 1991 through 1995, respectively. The Warner Center Business Park, a probable acquisition described below, is located in the Greater San Fernando Valley sub-market of Los Angeles, which contains approximately 22 million square feet of office space. Vacancy rates in this sub-market were 18.3%, 16.6%, 16.7%, 15.1% and 16.4% as of December 31 in each of 1991 through 1995, respectively. Corporate office users in this sub-market are heavily concentrated in the insurance and health care industries. Additionally, while this sub-market historically has not had a heavy concentration of tenants from the entertainment industry, an entertainment company has recently leased a large block of space in this sub-market.

NORTHERN VIRGINIA

   Reston Quadrangle. In March 1996, the Company acquired three office properties located in Reston, Virginia (a suburb of Washington, D.C.) and known as Reston Quadrangle. These properties, which contain approximately 261,000 square feet of office space, were acquired for an aggregate purchase price of approximately $43 million in cash. The properties, which were built from 1987 to 1989, are located in a mature and established area along the Dulles Airport Toll Road. The buildings were 99.8% leased to nine tenants as of May 31, 1996. Software AG of North America, Inc., a developer of software for mainframe applications, is the largest tenant, occupying 173,000 square feet (or 66.4% of the total space) at the property.


   Parkway One. In June 1996, the Company acquired Parkway One, a building located in Herndon, Virginia, for a purchase price of approximately $7 million in cash. The building contains approximately 88,000 square feet of office space and was built in 1985. Parkway One has excellent access to the Dulles Toll Road and Dulles International Airport. The two-story brick structure is 84.5% leased, with commitments to lease the remainder of the space. The major tenant is EIS International, Inc., a provider of call center software and systems, which occupies 63,000 square feet or 71% of the total office space. The acquisition of Parkway One, in combination with the Company's other properties in Northern Virginia, should result in operational economies of scale for the Company.


   Market Description. The Washington, D.C. metropolitan area office market contains approximately 214 million square feet, with a vacancy rate of 9.6% as of December 31, 1995. The Company has focused its recent acquisition efforts in this area in the Northern Virginia sub-market of Washington, D.C., which includes Tysons Corner, Reston and Herndon. This sub-market contains approximately 88 million square feet of office space. Vacancy rates in this sub-market were 18.4%, 15.7%, 13.1%, 10.3% and 7.1% as of December 31 in each of 1991 through 1995, respectively. Demand in Northern Virginia has been fueled by high-technology government contractors, professional service firms, and the telecommunications industry.

AUSTIN, TEXAS


   Norwood Tower. In June 1996, the Company acquired Norwood Tower, an office building located in the central business district of Austin, Texas, for an aggregate purchase price of $7 million. The property, originally built in 1929 and recognized for its historic status, was renovated in 1982 and contains approximately 119,000 square feet. The building was 84% leased as of June 30, 1996. The major tenants include the City of Austin (occupying 24,000 square feet or 20% of the total space) and George, Donaldson & Ford, a law firm (occupying 21,000 square feet or 18% of the total space). The acquisition of this property was negotiated as part of the negotiations to acquire the Littlefield Portfolio, as described in "-- Probable Acquisitions" below.

   Market Description. Austin's office market contains approximately 20 million square feet, with a vacancy rate of 20.4%, 18.0%, 14.9%, 12.4%, and 11.2% as of December 31 in each of 1991 through 1995, respectively. The Company is concentrating its acquisitions of office properties and land in two of Austin's suburban sub-markets, the Northwest and Southwest sub-markets. The Northwest sub-market contains approximately 8 million square feet of office space. Vacancy rates in this sub-market were 19.8%, 14.6%, 10.5%, 6.7%, and 5.9% as of December 31 in each of 1991 through 1995, respectively. The Southwest sub-market contains approximately 3 million square feet of office space. Vacancy rates in this sub-market were 14.9%, 8.1%, 5.9%, 4.4%, and 3.7% as of December 31 in each of 1991 through 1995, respectively. Austin's central business district sub-market contains approximately 7 million square feet of office space. Vacancy rates in this sub-market were 24.1%, 25.2%, 23.1%, 22.1%, and 19.8% as of December 31 in each of 1991 through 1995, respectively. The acquisition of Norwood Tower and the Littlefield Portfolio, a probable acquisition described below, will allow the Company to achieve its objective of obtaining critical mass in the growing Austin market.


PROBABLE ACQUISITIONS


   The Company has entered into agreements to acquire an additional 27 office properties containing a total of 1,499,000 square feet of office space for an aggregate purchase price of approximately $191 million. In addition, the Company has entered into agreements to acquire, or is negotiating to acquire, land or options to acquire land which in the aggregate would support the development of approximately 2,500,000 square feet of office space. In connection with one of these potential land acquisitions, the Company is also negotiating to acquire an office building currently under construction, which when completed will contain approximately 106,000 square feet. There can be no assurance that any of these transactions will be consummated.

SOUTHERN CALIFORNIA


   Warner Center Business Park. The Company has entered into a contract to acquire the 12 buildings which comprise the Warner Center Business Park in Woodland Hills, California, a suburb of Los Angeles, for an aggregate purchase price of approximately $52 million in cash. As part of the purchase price, the Company will assume approximately $26 million in debt that bears interest at an annual rate of 7.4% and matures in December 2000. The properties, which are located in the Greater San Fernando Valley sub-market and were built from 1981 to 1985, contain an aggregate of approximately 343,000 square feet of office space. Closing of the transaction is currently scheduled for July 1996. Warner Center Business Park is strategically located near the Ventura Freeway and the 405 Freeway, major transportation arteries in the San Fernando Valley area. As part of the Warner Center mixed-use development, the project is well-served by retail amenities and is located near affordable and executive housing. The project is expected to be 95.3% leased at closing to major health care and insurance companies in addition to other tenants. The United States Bankruptcy Court is scheduled to commence occupancy of approximately 60,000 square feet, or 17% of the office space, in early July 1996. The closing of this transaction is subject to certain closing conditions, and there can be no assurance that this transaction will be consummated.

   Katella Corporate Center. The Company has entered into a contract to acquire Katella Corporate Center, a building located in Cypress, California, for a purchase price of approximately $7 million in cash. The property is well-located near the major transportation arteries in the area, high quality housing and retail amenities. The building contains approximately 80,000 square feet of office space and was built in 1982. The property is 98.2% leased as of June 30, 1996. Its major tenant is Friendly Hills Healthcare Network, an HMO subsidiary of Caremark International which occupies approximately 15,000 square feet or 19% of the total space. Closing of the transaction is currently scheduled for mid-July 1996. The closing of this transaction is subject to approval of the Company's Board of Directors and certain other closing conditions, and there can be no assurance that this transaction will be consummated.

AUSTIN, TEXAS

   Littlefield Portfolio. The Company has entered into contracts to acquire ten properties, certain land and an option to acquire additional land in Austin, Texas for an aggregate purchase price of approximately $100 million. The consideration for these acquisitions will be paid through a combination of cash, the assumption and immediate repayment of seller indebtedness, the issuance of Units and the assumption of approximately $9.7 million in debt that bears interest at an annual rate of 7.375% and matures in 1999. The ten properties (the "Littlefield Portfolio") contain approximately 894,000 square feet of space. Seven of the properties containing approximately 481,000 square feet of space are located in suburban Austin's Northwest and Southwest sub-markets, and three of the properties containing approximately 413,000 square feet of space are located in Austin's central business district. As of June 30, 1996, the properties were 78% leased to over 100 tenants, including such major tenants as Holt, Reinhart & Wilson, a publishing company (occupying 103,000 square feet or 12% of the total space), First USA, a credit card service (occupying 65,000 square feet or 7% of the total space), and Blue Cross/Blue Shield, an insurance company (occupying 32,000 square feet or 4% of the total space). In addition, the transaction includes the acquisition of land which will support the development of up to approximately 600,000 square feet of space in suburban Austin's Northwest sub-market and up to approximately 130,000 square feet of space in suburban Austin's Southwest sub-market, as well as an option to purchase land which will support the development of approximately 750,000 square feet of space in suburban Austin's Northwest sub-market. The Littlefield Portfolio acquisition is subject to completion of due diligence, approval by the Company's Board of Directors and certain seller-related and lender consents, and there can be no assurance that this transaction will be consummated. Closing of the transaction is currently scheduled for mid to late July 1996.

   Riata Land. The Company has entered into a contract to acquire 15.1 acres of land in Austin, Texas for an aggregate purchase price of approximately $2 million. The land, which will support the development of up to approximately 220,000 square feet of office space, is located in suburban Austin's Northwest sub-market just off Highway 183, a major transportation artery. This tract is adjacent to land that is part of the Littlefield Portfolio acquisition described above. The closing of this transaction is currently scheduled for late July 1996 and is subject to consummation of the Littlefield Portfolio acquisition. There can be no assurance that this transaction will be consummated.

SOUTHEAST DENVER

   Greenwood Centre. The Company has entered into a contract to acquire Greenwood Centre, a building located in suburban southeast Denver, Colorado, for an aggregate purchase price of approximately $7 million. The building, which was built in 1985, contains approximately 75,000 square feet of office space and is located in close proximity to the Company's six properties in the Southeast I-25 Corridor area office sub-market. Closing of the transaction is currently scheduled for mid to late July 1996. As of June 30, 1996, the property was 94.2% leased. The primary tenants in the building are General Motors (occupying approximately 25,000 square feet or 33% of the total space) and Wakefield & Associates (occupying approximately 10,000 square feet or 13% of the total space). The closing of this transaction is subject to approval of the Company's Board of Directors and certain other closing conditions, and there can be no assurance that this transaction will be consummated.

   Quebec Centre. The Company has entered into a contract to acquire three office buildings which comprise Quebec Centre in suburban southeast Denver, Colorado for an aggregate purchase price of approximately $7 million. Built in 1982, the buildings contain approximately 107,000 square feet of office space and are located in close proximity to the Company's six properties in the Southeast I-25 Corridor area office sub-market. Closing of the transaction is currently scheduled for mid to late July 1996. As of June 30, 1996, the property was 94.5% leased to approximately 30 tenants. The primary tenants in the buildings are Gordon Gumerson, an engineering firm (occupying 12,000 square feet or 11% of the total space), and Walberg & Dagner, an accounting firm (occupying 12,000 square feet or 11% of the total space). The closing of this transaction is subject to approval of the Company's Board of Directors and certain other closing conditions, and there can be no assurance that this transaction will be consummated.

   Additional Probable Acquisition. The Company is in final negotiations regarding the proposed acquisition of a building currently under construction and options to acquire certain land in suburban southeast Denver, Colorado for an aggregate purchase price of approximately $17 million. The building, which is expected to be completed in September 1996, will contain approximately 106,000 square feet of office space. The proposed transaction also includes options to purchase an aggregate of approximately 42.5 acres of land adjacent to the building being constructed which will support the development of up to approximately 800,000 square feet of additional office space. The Company expects to enter into a contract with the seller in mid-July 1996, subject to completion of due diligence, approval by the Company's Board of Directors and other customary closing conditions. There can be no assurance that this contract will be entered into or that any transaction will be consummated.

   The Company is continuing to aggressively pursue acquisitions in target markets (including markets in which the Company currently does not own any properties) that meet the Company's general acquisition guidelines for property quality, market strength and investment return.

DOWNTOWN WASHINGTON, D.C. REAL ESTATE MARKET

   Ten of the Company's consolidated properties (containing 2.4 million square feet or 35% of the Company's consolidated portfolio as of June 30, 1996) are located in the downtown Washington, D.C. office market. This office market, which is comprised of 75 million square feet, had a vacancy rate of 10.6%, 10.3%, 9.3%, 8.4%, and 9.8% as of December 31 in each of 1991 through 1995, respectively. The Company's downtown Washington, D.C. properties are generally considered to be Class A/B+ properties. The Class A vacancy rate in Washington, D.C. was 8.9% at December 31, 1995.

   In 1993 and 1994, the Washington, D.C. market had positive net absorption of 895,000 square feet and 669,000 square feet, respectively. In 1995, however, Washington, D.C. experienced negative net absorption of 741,000 square feet primarily as a result of the delivery of approximately 510,000 square feet of new office space and the addition to availability of large and medium-sized blocks of space. The Washington, D.C. office market is currently experiencing healthy demand from law firms, professional service firms and associations; however, the federal government continues to adhere to a moratorium established in 1995 on leasing new space. Notwithstanding the Washington, D.C. market's performance in the past year, the Company believes that the supply/demand characteristics of the Washington, D.C. market will improve and that its long-term growth prospects are strong.


FINANCING ACTIVITY

   In May 1996, the Company entered into a revolving credit agreement with Morgan Guaranty Trust Company of New York providing for unsecured borrowings of up to $215 million. The Line of Credit, which has been utilized to fund a portion of the Company's recent acquisitions, will be used to fund future acquistions. In addition, funds from the Line of Credit will be available to finance future office property development and capital expenditures and for working capital purposes. The facility is scheduled to mature on July 30, 1998, subject to a one-year extension if requested by the Company and approved by the lenders. The Company is subject to a number of financial covenants under the terms of the Line of Credit. See "Properties -- Debt Financing -- Line of Credit." As of June 30, 1996, approximately $188 million was available for draw under the Line of Credit, of which $134 million had been drawn by the Company. The Line of Credit bore interest at the rate of 7.25% as of June 30, 1996.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the shares of Common Stock offered hereby and the Concurrent USRealty Purchase are estimated to be approximately $ million ($ million if the Underwriters' over-allotment option is exercised in full), assuming that USRealty purchases 1,076,446 shares in the Offering, as to which no underwriting discounts will be applied. The Company intends to use $190 million of the net proceeds to fund acquisitions, either through direct purchase or repayment of Line of Credit borrowings incurred to fund acquisitions, and to use the remainder of the net proceeds to fund acquisition activities and for general corporate purposes. Pending such uses, the net proceeds may be invested in short-term, income-producing investments such as commercial paper, government securities or money market funds that invest in government securities.

   Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., currently is the sole lender under the Line of Credit and is expected to receive up to $190 million of the net proceeds from the Offering and the Concurrent USRealty Purchase to repay acquisition-related indebtedness. See "Underwriting." Thereafter, the Company expects the Line of Credit to be available primarily to facilitate future acquisitions.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY


   The shares of Common Stock have been traded on the NYSE under the symbol "CRE" since February 1993. As of June 21, 1996 there were 401 stockholders of record. The following table sets forth the high and low sales prices per share for the periods indicated as reported on the NYSE and the dividends per share paid by the Company with respect to the periods noted.



    CALENDAR
     PERIOD       HIGH    LOW    DIVIDENDS
- ---------------  ------ ------ ------------

1994:
                 $ 24   $ 22
 First Quarter.   1/2    1/8   $.4375
 Second          $ 23   $ 21
  Quarter......   7/8    1/2   $.4375
                 $ 21   $ 19
 Third Quarter.   5/8    3/4   $.4375
 Fourth          $ 20   $ 17
  Quarter......   3/8    3/8   $.4375
1995:
                 $ 18   $ 17
 First Quarter.   1/4    1/8   $.4375
 Second          $ 19   $ 16
  Quarter......   3/4    3/4   $.4375
                 $ 19   $ 17
 Third Quarter.   3/4    1/4   $.4375
 Fourth          $ 24   $ 18
  Quarter......   5/8    1/2   $.4375
1996:
                 $ 24   $ 23
 First Quarter.   3/4    7/8   $.4375
 Second          $ 25   $ 23
  Quarter......   1/4    3/4     (1)


(1) The dividend for the second quarter has not yet been declared. It is anticipated that purchasers of Common Stock in the Offering, so long as they are holders on the record date, would be entitled to receive the dividend for the second quarter.


   The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. The Company's distribution strategy is to distribute what it believes is a conservative percentage of its cash flow, permitting the Company to retain funds for capital improvements and other investments while funding its distributions.

   For Federal income tax purposes, distributions may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. Distributions that exceed the Company's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and reduce the stockholder's basis in his or her shares of Common Stock. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholder's basis in his or her shares, it will generally be treated as gain from the sale or exchange of that stockholder's shares. The Company annually notifies stockholders of the taxability of distributions paid during the preceding year. The following table sets forth the taxability of distributions paid in 1995, 1994 and 1993:


                                                  1995    1994      1993
                                                 -----    -----    ------

Ordinary income .............................     85%      75%      60%
Capital gain.................................     --       --       --
Return of capital............................     15%      25%      40%

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company as of March 31, 1996 on an historical basis and on a pro forma basis, giving effect to (i) completion of the Offering and the Concurrent USRealty Purchase, (ii) the closing of the USRealty Transaction (which closed on April 30, 1996), (iii) the acquisition of office properties that have been consummated since March 31, 1996 and the acquisition of 27 office properties that the Company expects to consummate in the near future, and (iv) the repayment of $235 million of indebtedness outstanding as of March 31, 1996.


                                                            MARCH 31, 1996
                                                            --------------
                                                       HISTORICAL     PRO FORMA
                                                       ----------     ---------
                                                              (IN THOUSANDS)

Debt .................................................  $496,957     $  355,097
Other liabilities.....................................    10,018         15,252
Minority interest.....................................    34,876         59,128
Stockholders' equity:
 Preferred Stock, $.01 par value, 5,000,000 shares
  authorized; none issued and outstanding (1).........         0              0
 Common Stock, $.01 par value, 30,000,000 shares
  authorized; 13,547,492 issued and outstanding
  (2)(3)..............................................       136            372
 Additional paid-in capital...........................   127,376        648,947
 Cumulative dividends paid in excess of net income ...   (34,005)       (34,623)
                                                        ------------ -----------
 Total stockholders' equity...........................    93,507        614,696
                                                        ------------ -----------
  Total capitalization................................  $635,358     $1,044,173
                                                        ============ ===========

- -----------------

(1) On a pro forma basis, the number of authorized shares of Preferred Stock increased to 15,000,000 effective April 29, 1996 in connection with the USRealty Transaction.

(2) Does not include 4,649,954 shares of Common Stock reserved for possible issuance upon redemption of issued and outstanding Units as of March 31, 1996, respectively.

(3) On a pro forma basis, the number of authorized shares of Common Stock increased to 90,000,000 effective April 29, 1996 in connection with the USRealty Transaction, and the number of shares of Common Stock issued and outstanding increased to 37,175,399.

                       PRO FORMA FINANCIAL INFORMATION


   The following tables set forth pro forma financial information for the Company as of and for the three months ended March 31, 1996 and for the year ended December 31, 1995, after giving effect to (i) completion of the Offering and the Concurrent USRealty Purchase, (ii) the closing of the USRealty Transaction (which closed on April 30, 1996), (iii) the acquisition of office properties that have been consummated since the beginning of the periods presented and the acquisition of 27 office properties that the Company expects to consummate in the near future, and (iv) the repayment of $235 million of indebtedness outstanding as of March 31, 1996.

   The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the following transactions had been consummated on March 31, 1996: (a) the purchase of the four office properties known as Harlequin Plaza North and South and Quebec Court I and II; (b) the purchase of the two office buildings and additional land which will support the development of up to 100,000 square feet of office space comprising The Quorum; (c) the purchase of the two office buildings and additional land which will support the development of up to 900,000 square feet of additional office space comprising the Parkway North Center; (d) the purchase of the ten office properties comprising the Redmond East Business Campus; (e) the purchase of the office building known as the Plaza PacifiCare Building; (f) the purchase of the office building known as Parkway One; (g) the purchase of the office building known as Norwood Tower; (h) the purchase of the 12 office buildings comprising the Warner Center Business Park;
(i) the purchase of the ten buildings comprising the Littlefield Portfolio; (j) the purchase of the office building known as Katella Corporate Center; (k) the purchase of the office building known as Greenwood Centre; (l) the purchase of the land known as Riata; (m) the purchase of the office building currently under construction and options to purchase land located in suburban southeast Denver;
(n) the purchase of the three office buildings known as Quebec Centre; (o) the USRealty Transaction; and (p) the Offering and the Concurrent USRealty Purchase.

   The unaudited Pro Forma Condensed Consolidated Statements of Operations are presented as if the following transactions had been consummated as of the beginning of the respective periods: (a) the purchase of the office building known as One Rock Spring Plaza; (b) the purchase of the office building known as Tycon Courthouse; (c) the purchase of an additional 7.58% ownership interest in Square 24 Associates, the partnership owning the office property located at 2445 M Street, Washington, D.C.; (d) the purchase of the four office properties comprising the Scenic Business Park; (e) the purchase of the four office properties comprising the Harbor Corporate Park; (f) the purchase of the six office properties known as the AT&T Center; (g) the purchase of the three office properties known as Reston Quadrangle; (h) the purchase of the four office properties known as Harlequin Plaza North and South and Quebec Court I and II;
(i) the purchase of the two office buildings and additional land which will support the development of up to 100,000 square feet of office space comprising The Quorum; (j) the purchase of the two office buildings and additional land which will support the development of up to 900,000 square feet of additional office space comprising the Parkway North Center; (k) the purchase of the ten office properties comprising the Redmond East Business Campus; (l) the purchase of the office building known as the Plaza PacifiCare Building; (m) the purchase of the office building known as Parkway One; (n) the purchase of the office building known as Norwood Tower; (o) the purchase of the 12 office buildings comprising the Warner Center Business Park; (p) the purchase of the ten buildings comprising the Littlefield Portfolio; (q) the purchase of the office building known as Katella Corporate Center; (r) the purchase of the office building known as Greenwood Centre; (s) the purchase of the land known as Riata;
(t) the purchase of the office building under construction and options to purchase land located in suburban southeast Denver; (u) the purchase of the three office buildings known as Quebec Centre; (v) the USRealty Transaction; and
(w) the Offering and the Concurrent USRealty Purchase.

   In management's opinion, all material adjustments necessary to reflect the transactions described above are presented in the pro forma adjustments columns, which are further described in the notes to the unaudited pro forma financial information.

   The unaudited Pro Forma Condensed Consolidated Balance Sheet and the unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto incorporated by reference in the accompanying Prospectus. The unaudited pro forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at March 31, 1996, nor does it purport to represent the future financial position of the Company. The unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming the purchase transactions, the USRealty Transaction and the Offering and the Concurrent USRealty Purchase had been consummated as of the beginning of the respective periods, nor do they purport to represent the results of operations for future periods.

               CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1996
                                 (UNAUDITED)


                                                                    PRO FORMA ADJUSTMENTS
                                               --------------------------------------------------------------
                                                                                                OFFERING AND
                                                                                                 CONCURRENT
                                                   ACQUIRED        PROBABLE       USREALTY        USREALTY       PRO FORMA
                                 HISTORICAL(A)  PROPERTIES(B)  ACQUISITIONS(C) TRANSACTION(D)   PURCHASE(E)     CONSOLIDATED
                                 ------------- --------------- --------------- -------------- --------------- ---------------
                                                                        (IN THOUSANDS)
             ASSETS
Rental property, net...........  $546,543      $     199,252 (1)  $     191,214 (7)  $       --   $       --     $  937,009
Restricted and unrestricted
cash ..........................    22,289           (140,528)(2)       (127,614)(8)      10,106      277,272         41,525
Other assets ..................    66,526                302 (3)             --          (1,189)          --         65,639
                                 --------      --------------    ---------------    ------------   ----------      ---------
  Total assets.................  $635,358      $      59,026      $      63,600      $    8,917   $  277,272     $1,044,173
                                 ========      ==============    ===============     ===========    =========       ========
          LIABILITIES
Debt ..........................  $496,957      $      57,433 (4)  $      35,707 (9)  $ (235,000)  $       --     $  355,097
Other liabilities .............    10,018              1,313 (5)          3,921 (10)         --           --         15,252
                                 --------      --------------    ---------------     -----------    ---------       --------
  Total liabilities............   506,975             58,746             39,628        (235,000)          --        370,349
                                 --------      --------------    ---------------     -----------    ---------       --------
Minority interest .............    34,876                280 (6)         23,972 (11)         --           --         59,128
                                 --------      --------------    ---------------     -----------    ---------       --------

      STOCKHOLDERS' EQUITY
Common stock ..................       136                 --                --              116          120            372
Additional paid-in capital  ...   127,376                 --                --          244,419      277,152        648,947
Cumulative dividends paid in
excess of net income ..........   (34,005)                --                --             (618)          --        (34,623)
                                 --------      --------------    ---------------     -----------    ---------       --------
  Total stockholders' equity...    93,507                 --                --          243,917      277,272        614,696
                                 --------      --------------    ---------------     -----------    ---------       --------
  Total liabilities and stock-
   holders' equity.............  $635,358      $      59,026      $     63,600       $    8,917   $  277,272     $1,044,173
                                 ========      ==============    ===============     ===========    =========       ========


               CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
                  NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                                BALANCE SHEET

                                MARCH 31, 1996
                                 (UNAUDITED)


ADJUSTMENTS (DOLLARS IN THOUSANDS):

(A) Reflects the Company's historical consolidated balance sheet as of March, 31, 1996.

(B) Reflects the acquisition of: (a) the four office properties, known as Harlequin Plaza North and South and Quebec Court I and II; (b) the two office buildings and additional land which will support the development of up to 100,000 square feet of office space comprising The Quorum; (c) the two office buildings and additional land which will support the development of up to 900,000 square feet of additional gross rentable area comprising the Parkway North Center; (d) the ten office properties comprising the Redmond East Business Campus; (e) the office building known as the Plaza PacifiCare Building; (f) the office building known as Parkway One; and (g) the office building known as Norwood Tower. Pro forma adjustments reflect:

      (1) total acquisition costs of $199,252 ($46,952 related to Harlequin Plaza North and South and Quebec Court I and II, $9,618 related to The Quorum, $79,632 related to Parkway North Center, $39,610 related to Redmond East Business Campus, $9,885 related to the Plaza PacifiCare Building, $6,670 related to Parkway One, and $6,885 related to Norwood);

      (2)   cash payment of $140,528 for acquisition of properties;

      (3) prepaid assets acquired ($702 related to the acquisition of Parkway North Center) offset by the transfer of previously capitalized acquisition costs ($400 related to the acquisition of Redmond East Business Campus);

      (4) the assumption of existing debt ($28,183 related to Redmond East Business Campus and $29,250 related to Parkway North Center);

      (5) the assumption of accounts payable and accrued expenses existing at the time of acquisition ($230 related to Redmond East Business Campus, $571 related to Parkway North Center, $242 related to The Quorum, and $270 related to Parkway One); and

      (6) the value of 11,452 Units of CarrAmerica Realty, L.P. issued in connection with the purchase of Harlequin Plaza North and South and Quebec Court I and II.

(C) Reflects anticipated effects of probable acquisitions of: (a) the 12 office buildings comprising the Warner Center Business Park; (b) the ten buildings comprising the Littlefield Portfolio; (c) the building known as Katella Corporate Center; (d) the building known as Greenwood Centre; (e) the land known as Riata; (f) the office building under construction and options to purchase land located in suburban southeast Denver; and (g) the three office buildings known as Quebec Centre. Pro forma adjustments reflect:

      (7) total acquisition costs of $191,214 ($52,005 related to Warner Center Business Park, $99,887 related to the Littlefield Portfolio, $7,015 related to Katella Corporate Center, $6,940 related to Greenwood Centre, $1,645 related to Riata, $16,634 related to the office building under construction and options to purchase land located in suburban southeast Denver; and $7,088 related to Quebec Centre);

      (8)   cash payment of $127,614 for acquisition of properties;

      (9) the assumption of existing debt ($26,000 related to Warner Center Business Park and $9,707 related to the Littlefield Portfolio);

      (10) required future payments related to the office building under construction and options to purchase land located in suburban southeast Denver discounted at 10 percent over 36 months; and

      (11) the value of 597,009 Class A Units of CarrAmerica Realty, L.P. and 539,593 Class C Units of CarrAmerica Realty, L.P. proposed to be issued in connection with the purchase of the Littlefield Portfolio.

(D) Reflects the issuance of 11,627,907 shares of Common Stock to USRealty in exchange for cash of $249,614, reduced by fees related to the transaction of $5,079 ($571 previously capitalized). The Company used $235,000 of the proceeds to repay debt incurred related to recent acquisitions. Also reflects the effect of the write-off of deferred financing costs ($618) of the debt subsequently repaid.


(E) Reflects the effects of the Offering and the Concurrent USRealty Purchase and the issuance of 8,400,000 and 3,600,000 shares of Common Stock, respectively, in connection therewith at a price of $24.00 per share. Transaction costs of $10,728 assume no underwriting discount with respect to the 1,076,446 shares of Common Stock that USRealty may purchase in the Offering.

               CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND THE YEAR ENDED DECEMBER 31,
                                     1995
                                 (UNAUDITED)


                                                           For the Three Months Ended March 31, 1996
                                                           -----------------------------------------
                                                                     Pro Forma Adjustments
                                                                     ---------------------

                                                                                              Offering and
                                                                                               Concurrent
                                                 Acquired       Probable         USRealty       USRealty      Pro Forma
                              Historical(A)    Properties(B)  Acquisitions(C)  Transaction(D)  Purchase(E)  Consolidated
                              -------------    -------------  ---------------  --------------  -----------  ------------
                                                            (In thousands, except per share data)

REAL ESTATE OPERATING REVENUE:
 RENTAL REVENUE ...............  $25,350       $  13,197 (1)  $   5,136 (6)    $       --      $  --          $43,683
 REAL ESTATE SERVICE INCOME ...    2,726                 --             --             --         --            2,726
                                 ------------- -------------- ---------------- --------------- -------------- ---------------
  TOTAL REVENUE ...............   28,076          13,197          5,136                --         --           46,409
                                 ------------- -------------- ---------------- --------------- -------------- ---------------
REAL ESTATE OPERATING
 EXPENSES:
 PROPERTY OPERATING EXPENSES ..    8,991           3,215 (4)      2,148 (8)            --         --           14,354
 INTEREST EXPENSE .............    6,532           1,179 (2)        653 (10)    (1,111)(11)       --            7,253
 GENERAL AND ADMINISTRATIVE ...    2,748             349 (1)        162 (6)            --         --            3,259
 DEPRECIATION AND AMORTIZATION     5,484           3,809 (3)      1,177 (7)        (50)(12)       --           10,420
                                 ------------- -------------- ---------------- --------------- -------------- ---------------
  TOTAL OPERATING EXPENSES ....   23,755           8,552          4,140         (1,161)           --           35,286
                                 ------------- -------------- ---------------- --------------- -------------- ---------------
  REAL ESTATE OPERATING INCOME     4,321           4,645            996          1,161            --           11,123
OTHER OPERATING INCOME ........      404               4 (1)            --             --         -- (13)         408
                                 ------------- -------------- ---------------- --------------- -------------- ---------------
  NET OPERATING INCOME BEFORE
   MINORITY INTEREST ..........    4,725           4,649            996          1,161            --           11,531
MINORITY INTEREST .............   (1,390)       (192)(5)       (129)(9)                --         --           (1,711)
                                               -------------- ---------------- --------------- -------------- ---------------
  NET INCOME ..................  $ 3,335       $   4,457      $     867        $ 1,161         $  --          $ 9,820
                                 ============= ============== ================ =============== ============== ===============
NET INCOME PER COMMON SHARE
 (F)...........................  $  0.25                                                                      $  0.26
                                 =============                                                                ===============



                                                           For the Three Months Ended December 31, 1996
                                                           -----------------------------------------
                                                                     Pro Forma Adjustments
                                                                     ---------------------

                                                                                              Offering and
                                                                                               Concurrent
                                                 Acquired       Probable         USRealty       USRealty        Pro Forma
                              Historical(A)    Properties(B)  Acquisitions(C)  Transaction(D)  Purchase(E)    Consolidated
                              -------------    -------------  ---------------  --------------  -----------    ------------
                                                            (In thousands, except per share data)

REAL ESTATE OPERATING REVENUE:
 RENTAL REVENUE ..................  $ 89,539      $62,746 (1)    $20,158 (6)      $       --        $ --        $172,443
 REAL ESTATE SERVICE INCOME ......    11,315              --             --               --          --          11,315
                                    ------------- -------------- ---------------- --------------- -------------- ---------
  TOTAL REVENUE ..................   100,854       62,746         20,158                  --          --         183,758
                                    ------------- -------------- ---------------- --------------- -------------- ---------
REAL ESTATE OPERATING EXPENSES:
 PROPERTY OPERATING EXPENSES......    31,579       16,480 (4)      8,348 (8)              --          --          56,407
 INTEREST EXPENSE ................    21,873        8,207 (2)      2,613 (10)          (3,828)(11)    --          28,865
 GENERAL AND ADMINISTRATIVE.......    10,711        1,065 (1)        872 (6)              --          --          12,648
 DEPRECIATION AND AMORTIZATION....    18,495       17,849 (3)      4,713 (7)             (200)(12)    --          40,857
                                    ------------- -------------- ---------------- --------------- -------------- ---------
  TOTAL OPERATING EXPENSES........    82,658       43,601         16,546               (4,028)        --         138,777
  REAL ESTATE OPERATING INCOME....    18,196       19,145          3,612                4,028         --          44,981
OTHER OPERATING INCOME (EXPENSES)       (912)          19 (1)         --                   --         -- (13)       (893)
                                    ------------- -------------- ---------------- --------------- -------------- ---------
  NET OPERATING INCOME BEFORE
   MINORITY INTEREST .............    17,284       19,164          3,612                4,028         --          44,088
MINORITY INTEREST ................    (5,217)        (556)(5)       (481)(9)               --         --          (6,254)
                                    ------------- -------------- ---------------- --------------- -------------- ---------
  NET INCOME .....................   $12,067       $18,608       $ 3,131               $4,028        $ --        $37,834
                                    ============= ============== ================ =============== ============== =========
NET INCOME PER COMMON SHARE (F) ..   $  0.90                                                                     $  1.02
                                    =============                                                                =========


               CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND THE YEAR ENDED DECEMBER 31,
                                     1995
                                 (UNAUDITED)


Adjustments (dollars in thousands):

(A) Reflects the Company's historical consolidated statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995.

(B) Pro forma adjustments for the purchases of the acquired properties reflect:

      (1)   the historical operating activity of the properties acquired;

      (2) the additional interest expense on the notes and line of credit and interest expense on the assumed debt;

      (3) the depreciation expense for the acquisitions based on the new accounting basis for the rental property acquired;

      (4) the historical operating activity of the rental property ($3,526 for the three months ended March 31, 1996 and $17,978 in 1995) reduced by the elimination of management fee expenses that will not be incurred by the Company upon purchase of the properties ($311 for the three months ended March 31, 1996 and $1,498 in 1995); and

      (5)   the minority interest share of earnings.

(C)   Pro forma adjustments for the probable acquisitions reflect:

      (6)   the historical operating activity of the properties to be acquired;

      (7) the depreciation expense for the potential acquisitions based on the anticipated accounting basis for the rental property to be acquired;

      (8) the historical operating activity of the rental property to be acquired ($2,301 for the three months ended March 31, 1996 and $9,094 in 1995) reduced by the elimination of management fee expenses that will not be incurred by the Company upon purchase of the properties ($153 for the three months ended March 31, 1996 and $746 in 1995);

      (9)   the minority  interest  share in earnings of probable  acquisitions;
            and

      (10) the additional interest expense on notes expected to be assumed in connection with acquisitions.

(D) In connection with the repayment of debt related to recent acquisitions with proceeds of the stock issuance, the Company incurred a loss on write-off of deferred financing costs of $618. This nonrecurring cost was charged to operations when incurred. This cost has not been included in the pro forma statement of operations for the three months ended March 31, 1996 or for the year ended December 31, 1995. Pro forma adjustments for the USRealty Transaction reflect:

      (11) the reduction in interest expense associated with the subsequent repayment of certain notes and lines of credit with the proceeds of the USRealty Transaction; and

      (12) the reduction in amortization expense resulting from the write-off of deferred financing costs of the debt subsequently repaid.

(E) Pro forma adjustments for the Offering and the Concurrent USRealty Purchase reflect:

      (13) no adjustment reflecting the investment of $9,130 of the net proceeds of the Offering and Concurrent USRealty Purchase.

(F) Based upon 38,350,676 and 38,114,041 pro forma shares of Common Stock outstanding on a weighted average basis during the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. Net income and weighted average shares outstanding have been adjusted for certain minority interests which have a dilutive effect on earnings per share.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated and Combined Financial Statements of the Company and Notes thereto incorporated by reference in the accompanying Prospectus.

GENERAL

   The following discussion is based primarily on the Consolidated Financial Statements of the Company as of March 31, 1996, December 31, 1995 and December 31, 1994 and for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995 and 1994.

RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1996 AND 1995

   Real Estate Operating Revenue. Total real estate operating revenue increased $3.8 million, or 15.7%, to $28.1 million for the three months ended March 31, 1996 as compared to $24.3 million for the three months ended March 31, 1995. The increase in revenue was primarily attributable to a $3.6 million and a $.2 million increase in rental revenue and real estate service revenue, respectively. The Company experienced net growth in its rental revenue as a result of its acquisitions since the first quarter of 1995 which contributed approximately $3.6 million of additional rental revenue in the three month period ended March 31, 1996. Rental revenue contributed by properties that were fully operating throughout both periods remained constant at approximately $21.8 million. Real estate service revenues from the Company's core service contracts increased by $.2 million, or 9.9%, for the three months ended March 31, 1996 to $2.7 million as compared to $2.5 million for the three months ended March 31, 1995. The increase was primarily as a result of an increase in leasing commissions earned in the first quarter of 1996.

   Real Estate Operating Expenses. Total real estate operating expenses increased $4.0 million for the three months ended March 31, 1996, or 20.2%, to $23.8 million as compared to $19.8 million for the three months ended March 31, 1995. The net increase in operating expenses was attributable to a $1.5 million increase in property operating expenses, a $1.3 million increase in interest expense, a $.1 million increase in general and administrative expenses, and a $1.1 million increase in depreciation and amortization. The increase in property operating expenses was primarily attributable to $1.2 million in operating expenses associated with property acquisitions since the first quarter of 1995. Exclusive of operating expenses attributable to new property acquisitions, property operating expenses increased $.3 million, or 3.7%, for the three months ended March 31, 1996 predominately as a result of higher real estate tax assessments. The increase in the Company's interest expense is primarily related to borrowings for acquisitions. The increase in general and administrative expenses is predominately a result of the addition of new staff to implement the Company's new business strategy and inflation. The increase in depreciation and amortization is predominately a result of additional depreciation and amortization on the Company's real estate acquisitions.

   Other Operating Income (Expense). Other operating income increased $.2 million for the three months ended March 31, 1996 to $.4 million as compared to $.2 million for the three months ended March 31, 1995, primarily due to the addition of equity in earnings of CC-JM II Associates. The Company is a 50% venturer in this entity that constructed the Booz-Allen & Hamilton Building, which was placed in service in January 1996.

   Net Income. Net income of $3.3 million was earned for the three months ended March 31, 1996 as compared to $3.3 million during the three month period ended March 31, 1995. The comparability of net income between the two periods is impacted by the acquisitions the Company made and the other changes described above.

   Cash Flows. Net cash provided by operating activities increased $1.0 million, or 12.9%, to $9.0 million for the three months ended March 31, 1996 as compared to $8.0 million for the three months ended March 31, 1995, primarily as a result of the acquisitions made by the Company. Net cash used by investing activities increased $155.2 million, to $169.5 million for the three months ended March 31, 1996 as compared to $14.3 million for the three months ended March 31, 1995, primarily as a result of capital deployed by the Company for acquisitions of office properties. Net cash provided by financing activities increased $172.9 million to $171.5 million provided for the three months ended March 31, 1996 as compared to $1.4 million used for the three months ended March 31, 1995, primarily as a result of the net borrowings necessary for the Company's acquisitions.

RESULTS OF OPERATIONS--1995 AND 1994

   Revenue. Total real estate operating revenue increased $9.3 million, or 10.2%, to $100.9 million in 1995 as compared to $91.6 million in 1994. The increase in revenue was primarily attributable to a $6.9 million and a $2.4
million   increase  in  rental   revenue  and  real  estate   service   revenue,
respectively.  The  Company  experienced  net growth in its rental  revenue as a result of its acquisitions which contributed approximately $8.1 million of additional rental revenue in 1995. Rental revenue contributed by properties that were fully operating throughout both periods declined by approximately $1.2 million, or 1.5%. These properties, all of which were located in downtown Washington, D.C., experienced lower rental revenue in the aggregate during 1995 as a result of (a) lower occupancy rates, (b) the renegotiation of certain tenants' leases resulting in lower rental rates, and (c) new leases entered into by the Company at rates lower than the expiring leases' rental rates. The Company experienced growth in its real estate service income of $1.7 million as a result of its acquisition of real estate service contracts in 1995. In addition, real estate service revenues from the Company's core service contracts increased by $.7 million, or 8.2%, in 1995.

   Operating Expenses. Total real estate operating expenses increased $7.7 million, or 10.2%, to $82.7 million as compared to $75.0 million in 1994. The net increase in operating expenses was attributable to a $1.9 million increase in property operating expenses, a $.5 million increase in interest expense, a $1.2 million increase in general and administrative expenses, and a $4.1 million increase in depreciation and amortization. The increase in property operating expenses was primarily attributable to $2.4 million in operating expenses associated with property acquisitions. Exclusive of operating expenses attributable to new property acquisitions, property operating expenses decreased $.5 million, or 1.9%, in 1995 predominately as a result of lower real estate tax assessments. The increase in the Company's interest expense is primarily related to borrowings for acquisitions. The increase in general and administrative expenses is predominately a result of general and administrative expenses associated with the real estate service contracts acquired in 1995 and inflation. The increase in depreciation and amortization is predominately a result of additional depreciation and amortization on the Company's real estate and real estate service contract acquisitions.

   Other Operating Income (Expense). In January 1996, the Company terminated an agreement to acquire the development business of The Evans Company and, as a result, recognized a $1.9 million non-recurring charge to its earnings in the fourth quarter of 1995. The Company took this action in order to focus on implementing its national growth strategy, focusing on value office properties.

   Net Income. Net income of $12.1 million was earned during 1995 as compared to $12.1 million during 1994. The comparability of net income between the two periods is impacted by the acquisitions the Company made and the other changes described above.

   Cash Flows. Net cash provided by operating activities increased $5.4 million, or 18.0%, to $35.3 million in 1995 as compared to $29.9 million in 1994, primarily as a result of the acquisitions made by the Company. Net cash used by investing activities increased $14.6 million, or 21.8%, to $81.6 million in 1995 as compared to $67.0 million in 1994, primarily as a result of capital deployed by the Company for acquisitions of office properties and real estate service contracts. Net cash provided by financing activities increased $4.5 million, or 13.7%, to $37.1 million in 1995 as compared to $32.6 million in 1994, primarily as a result of the net borrowings for the Company's acquisitions.


PRO FORMA INFORMATION

   Balance Sheet at March 31, 1996. On a pro forma basis, the Company's total assets increased $408.8 million to $1,044.2 million. The increase resulted primarily from the acquisition and probable acquisition of $390.5 million of office properties and the addition of $9.1 million of cash from the Offering and the Concurrent USRealty Purchase and $10.1 million of cash from the USRealty Transaction. The Company has used and will use this cash for future acquisitions and for general corporate purposes.

   Results of Operations for the Three Months Ended March 31, 1996. On a pro forma basis, the Company's net income for the three months ended March 31, 1996 increased $6.5 million to $9.8 million. The pro forma adjustments reflect a $4.5 million increase in net income from the acquisition of office properties, a $.9 million increase in net income from probable acquisitions, and a $1.1 million increase in net income from reduced interest and amortization expenses resulting from the repayment of debt. The pro forma operating statement for the three months ended March 31, 1996 does not reflect any earnings from the investment of approximately $9.1 million in net proceeds of the Offering and the Concurrent USRealty Purchase. Earnings per share of Common Stock for the three months ended March 31, 1996, on a pro forma basis, were $.26 per share, which was $.01 per share greater than the historical amount.

   Results of Operations for the Year Ended December 31, 1995. On a pro forma basis, the Company's net income for the year ended December 31, 1995 increased $25.8 million to $37.8 million. The pro forma adjustments reflect an $18.6 million increase in net income from the acquisition of office properties, a $3.1 million increase in net income from probable acquisitions, and a $4.0 million increase in net income from reduced interest and amortization expenses resulting from the repayment of debt. The pro forma operating statement for the year ended December 31, 1995 does not reflect any earnings from the investment of approximately $9.1 million in net proceeds of the Offering and the Concurrent USRealty Purchase. Earnings per share of Common Stock for the year ended December 31, 1995, on a pro forma basis, were $1.02 per share, which was $.12 per share greater than the historical amount.

   Pro Forma Indebtedness at March 31, 1996. On a pro forma basis, the Company's consolidated indebtedness at March 31, 1996 was $355.1 million at a weighted average interest rate of 8.3% and a weighted average term to maturity of 6.8 years. Based upon the Company's pro forma total market capitalization at March 31, 1996 of $1,386.5 million (based on a Common Stock price at that date of $24.00 per share), the Company's pro forma debt at March 31, 1996 represented 25.6% of its pro forma total market capitalization. On a pro forma basis, the Company's consolidated net indebtedness (indebtedness less existing cash) at March 31, 1996 was $313.6 million and the Company's net total market capitalization (total market capitalization less cash) at March 31, 1996 was $1,345.0 million. The Company's pro forma ratio of net indebtedness to net total market capitalization at March 31, 1996 was 23.3%.


LIQUIDITY AND CAPITAL RESOURCES


   The Company's total indebtedness at June 30 and March 31, 1996 was $453.1 and $497.0 million, respectively, of which $134.0 million and $235.0 million, or 29.6% and 47.3%, respectively, bore a LIBOR-based floating interest rate. The decline in the indebtedness was attributable to the repayment of interim indebtedness from the proceeds of the USRealty Transaction. Based upon the Company's total market capitalization at June 30, 1996 and March 31, 1996 of $1,169.2 million and $933.7 million, respectively (the Common Stock price was $24.00 and $24.00 per share, respectively, and the total shares/Units outstanding were 29,837,805 and 18,197,446, respectively), the Company's debt at June 30 and March 31, 1996 represented 38.8% and 53.2%, respectively, of its total market capitalization.

   On May 22, 1996, the Company obtained a $215 million unsecured credit facility from Morgan Guaranty Trust Company of New York. The Company intends to use the Line of Credit to finance acquisitions and development activities, for capital expenditures and for working capital purposes. As of June 30, 1996, approximately $134 million had been advanced under the Line of Credit. Once the outstanding amount of the Line of Credit has been repaid out of the net proceeds of the Offering and the Concurrent USRealty Purchase, the Company will have access to the maximum amount available under the Line of Credit. See "Properties
- -- Debt Financing -- Line of Credit."


   The Company's operating properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvement projects. Since 1993, the Company's capital investments in its properties have been $37.14, $22.70, $19.19 and $11.68 per square foot leased for the period from February 16, 1993 (inception of operations) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, respectively, for tenant-related capital expenditures for new leases and $5.00, $2.09, $.65 and $.11 per square foot for general capital projects for the period from February 16, 1993 (inception of operations) to December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, respectively. As a result of large-scale renovations of certain of the Company's Washington, D.C. properties, the Company's general capital expenditures during this time were greater than what the Company expects to spend in the future on a normalized basis. These renovations were undertaken to improve these properties' market position and to bring the properties into compliance with certain new local and federal laws. The Company expects that general capital expenditures for its Washington, D.C. properties will decline in the future primarily because most of the properties recently have been extensively renovated. The Company has recently begun renovating several garages at its Washington, D.C. properties at an estimated total cost of approximately $3.5 million, or $1.45 per square foot of the Company's Washington, D.C. properties, to be spent over the next two years. Exclusive of the garage renovations, general capital expenditures for the Company's Washington, D.C. properties are expected to be approximately $1.0 million or less annually, or $.40 or less per square foot annually. With respect to the Company's recent acquisitions in select suburban growth markets, the Company expects that the annual capital expenditures for these properties will be substantially less than the Company has incurred for its Washington, D.C. properties. Based on current market conditions in its target markets, the Company expects that tenant-related capital expenditures for its recent acquisitions will be approximately $7.75 to $8.25 per square foot leased for leases entered into in the next 12 months. The Company expects that this amount should decline if market conditions in its target markets continue to improve. The Company believes that general capital expenditures will average approximately $.30 per square foot owned on an annual basis for its recent acquisitions. The Company anticipates funding the capital requirements of its Washington, D.C. properties and of its new acquisitions with cash flow from operations and, if necessary, with proceeds from the Line of Credit.


   The Company's estimates regarding capital expenditures set forth above are forward-looking information representing the Company's best estimates based on currently available information. As with any estimates, they are based on a number of assumptions, any of which, if unrealized, could adversely affect the accuracy of the estimates.

   Net cash provided by operating activities was $9.0 million for the three months ended March 31, 1996, compared to $8.0 million for the three months ended March 31, 1995. The increase in net cash provided by operating activities was primarily as a result of acquisitions made by the Company. The Company's investing activities used approximately $169.5 million and $14.3 million for the three months ended March 31, 1996 and 1995, respectively. The Company's investment activities included the acquisitions of office buildings for approximately $168.2 million for the three months ended March 31, 1996, as compared to no acquisition activity in the first quarter of 1995. Additionally, the Company invested approximately $1.0 million and $2.8 million in its existing real estate assets for the three months ended March 31, 1996 and 1995, respectively. Net of distributions to the Company's shareholders, the Company's financing activities provided net cash of $177.4 million and $4.4 million for the three months ended March 31, 1996 and 1995, respectively. For the three months ended March 31, 1996, the Company borrowed approximately $180.0 million to provide adequate capital for the Company's investing activities, as compared to approximately $6.7 million for the three months ended March 31, 1995.


   Rental revenue and real estate service revenue have been the principal sources of capital to fund the Company's operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. The Company believes that rental revenue and real estate service revenue will continue to provide the necessary funds for its operating expenses and debt service. As discussed above, the Company expects to fund capital expenditures from cash flow from operations and the Line of Credit. If these sources of funds are insufficient, the Company's ability to make expected distributions may be adversely impacted. At March 31, 1996, the Company had cash of $22.3 million, of which $2.1 million was restricted.


   The Company's dividends are paid quarterly. Amounts accumulated for distribution are predominantly invested by the Company in short-term investments that are collateralized by securities of the United States Government or any of its agencies.

   Management believes that the Company will have access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings or debt financing in a manner consistent with its intention to operate with a conservative borrowing policy. The Company anticipates that adequate cash will be available to fund its operating and administrative expenses, continuing debt service obligations, the payment of dividends in accordance with REIT requirements in both the short-term and long-term, and the funding of future acquisitions and development of rental properties and capital expenditures.


   The Company believes that funds from operations is an appropriate measure of the performance of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. In accordance with the final NAREIT White Paper on Funds From Operations as approved by the Board of Governors of NAREIT on March 3, 1995, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring or sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. The Company's funds from operations presented below conform to the new NAREIT definition of funds from operations. Funds from operations does not represent net income or cash flows generated from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or the Company's ability to make distributions.

   The following table provides the calculation of the Company's funds from operations on a pro forma and historical basis for the three months ended March 31, 1996 and for the year ended December 31, 1995:


                                                  THREE MONTHS ENDED          YEAR ENDED
                                                    MARCH 31, 1996         DECEMBER 31, 1995
                                                    --------------         -----------------
                                               PRO FORMA    HISTORICAL   PRO FORMA    HISTORICAL
                                               ---------    ----------   ---------    ----------
                                                                   (IN THOUSANDS)
Net income before minority interest............  $11,531     $ 4,725      $ 44,088    $17,284
Adjustments to derive funds from operations:
 Add: Depreciation and amortization............   10,157       5,171        40,126     17,564
 Deduct: Minority interests' (non-Unitholders)
  share of depreciation, amortization and net
  income.......................................      (74)       (395)         (621)    (1,658)
                                                 ----------- ------------ ----------- -------------
 Funds from operations before allocation to the
  minority Unitholders ........................   21,614       9,501        83,593     33,190
 Less: Funds from operations allocable to the
  minority Unitholders ........................   (2,652)     (2,164)      (10,229)    (7,876)
                                                 ----------- ------------ ----------- -------------
Funds from operations allocable to CarrAmerica
 Realty Corporation............................  $18,962     $ 7,337      $ 73,364    $25,314
                                                 =========== ============ =========== =============


   Changes in funds from operations are largely attributable to changes in net income between the periods as previously discussed.

                                  PROPERTIES

GENERAL

   The following table sets forth certain lease-related information about each Property as of May 31, 1996. For a discussion of the Properties acquired by the Company in June 1996, see "Recent Developments."

                                                                                        NET                  AVERAGE
                                                                          COMPANY'S   RENTABLE               BASE RENT
                                                NUMBER      DATE BUILT    EFFECTIVE     AREA                PER LEASED
                                                  OF            OR        PROPERTY    (SQUARE     PERCENT     SQUARE
                    PROPERTY                  PROPERTIES    REDEVELOPED   OWNERSHIP    FEET)(1)   LEASED(2)   FOOT(3)
                    --------                  ----------    -----------   ---------    --------   ---------   -------

Consolidated Properties
Washington, DC:
 International Square..........................    3
  1850 K Street ...............................                 1977      100.0%      375,897      86.6%       $33.40
  1825 Eye Street .............................                 1982      100.0       374,321      96.5         33.45
  1875 Eye Street .............................                 1979      100.0       267,328      84.1         32.83

 1730 Pennsylvania Avenue......................   1             1972      100.0       229,429      96.4         37.90
 2550 M Street.................................   1             1978      100.0       187,931     100.0         30.82
 1775 Pennsylvania Avenue......................   1             1975      100.0       143,981      99.1         22.03
 900 19th Street...............................   1             1986      100.0       101,186      84.2         34.91
 1747 Pennsylvania Avenue......................   1             1970       89.7       152,396      78.0         31.00
 1255 23rd Street..............................   1             1983       75.0       304,433      70.1(4)      28.41
 2445 M Street.................................   1             1986       74.0       266,902      90.9         28.06
Suburban Maryland:
 One Rock Spring Plaza.........................   1             1989      100.0       205,298      94.7         22.23
Northern Virginia:
 Tycon Courthouse..............................   1             1983      100.0       415,158      96.4         19.14
 Three Ballston Plaza..........................   1             1991      100.0       302,797      99.1         22.94
 Reston Quadrangle.............................   3          1987-89      100.0       261,175      99.8         20.48
Southern California:
 Scenic Business Park..........................   4             1985      100.0       137,436      89.7         10.50
 Harbor Corporate Park.........................   4             1987      100.0       149,382      49.2         12.75
Northern California:
 AT&T Center...................................   6             1988      100.0     1,082,032     100.0         14.95

Southeast Denver:
 Harlequin Plaza...............................   2             1981      100.0       327,623      92.5         12.63
 Quebec Court..................................   2        1979/1980      100.0       285,829     100.0          9.43
                                                 ---                               ----------    ------        ------

Total Consolidated Properties/Weighted Average   34                                 5,570,534      92.4        $22.60
                                                 ---                               ----------    ------        ------







                    PROPERTY                          MAJOR TENANTS (20% OR MORE OF SQUARE FEET)
                    --------                          ------------------------------------------

Consolidated Properties
Washington, DC:
 International Square..........................
  1850 K Street ...............................        International Monetary Fund (25%)
  1825 Eye Street .............................        International Monetary Fund (63%)
  1875 Eye Street .............................        International Monetary Fund (39%)
                                                       Federal Deposit Insurance Corporation (52%);
 1730 Pennsylvania Avenue......................        King & Spalding (26%)
 2550 M Street.................................        Patton Boggs (86%)
 1775 Pennsylvania Avenue......................        Citibank, F.S.B. (81%)
 900 19th Street...............................        Potomac Capital Investment Corporation (42%)
 1747 Pennsylvania Avenue......................        None occupying 20% or more
 1255 23rd Street..............................        Seabury & Smith (20%)
 2445 M Street.................................        Wilmer, Cutler & Pickering (77%)
Suburban Maryland:
 One Rock Spring Plaza.........................        Sybase (27%); Caterair (22%)
Northern Virginia:
 Tycon Courthouse..............................        None occupying 20% or more
 Three Ballston Plaza..........................        CACI (50%); Eastman Kodak (20%)
 Reston Quadrangle.............................        Software AG (66%)
Southern California:
 Scenic Business Park..........................        FHP, Inc. (51%)
 Harbor Corporate Park.........................        None occupying 20% or more
Northern California:
 AT&T Center...................................        AT&T (100%)

Southeast Denver:
 Harlequin Plaza...............................        None occupying 20% or more
 Quebec Court..................................        Intelligent Electronics (45%);

                                                       Alert Centre (37%)
Total Consolidated Properties/Weighted Average.


                                                                                        NET                  AVERAGE
                                                                          COMPANY'S   RENTABLE               BASE RENT
                                                NUMBER      DATE BUILT    EFFECTIVE     AREA                PER LEASED
                                                  OF            OR        PROPERTY    (SQUARE     PERCENT     SQUARE
                    PROPERTY                  PROPERTIES    REDEVELOPED   OWNERSHIP    FEET)(1)   LEASED(2)   FOOT(3)
                    --------                  ----------    -----------   ---------    --------   ---------   -------

Unconsolidated Properties
Washington, DC(5):

 AARP Headquarters..............................   1              1991       24.0        477,187      99.1      34.99
 Bond Building..................................   1              1986       15.0        162,097     100.0      29.08

 1776 Eye Street................................   1              1988        5.0        212,738      97.2      35.15
 Willard Office/Hotel...........................   1         1901/1986        5.0        242,787      97.5      39.55
 1575 Eye Street................................   1              1978        2.0        205,441      94.2      23.52
Northern Virginia:
 Booz-Allen & Hamilton Building.................   1              1996       50.0        222,989     100.0%     14.40
                                                  --                                     -------     -----      -----
 Total Unconsolidated Properties/Weighted
  Average.......................................   6                                   1,523,239      98.2%    $30.54
                                                  --                                   ---------     -----      -----
Total All Properties/Weighted Average  .........  40 (6)                               7,093,773      93.6%    $24.39
                                                  ==                                   =========      ====      =====


Property                                               Major Tenants (20% or more of square feet)
- --------                                               ------------------------------------------
Unconsolidated Properties
Washington, DC(5):

 AARP Headquarters..............................        American Association of Retired Persons (98%)
 Bond Building..................................        General Services Administration Department
                                                        of Justice  (93%)
 1776 Eye Street................................        None occupying 20% or more
 Willard Office/Hotel...........................        Vinson & Elkins (27%)
 1575 Eye Street................................        McKenna & Cuneo (60%)
Northern Virginia:
 Booz-Allen & Hamilton Building.................        Booz Allen & Hamilton (100%)

 Total Unconsolidated Properties/Weighted
  Average.......................................

Total All Properties/Weighted Average  .........


- ---------------

(1)   Includes office and retail space but excludes storage space.

(2) Includes space for leases that have been executed and have commenced as of May 31, 1996.

(3) Average base rent is based on executed and commenced leases as of May 31, 1996 and is the original base rent, including historical contractual increases and excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, (iii) future contractual or contingent rent escalations, and (iv) parking rents.

(4) As of May 31, 1996, a tenant vacated 80,000 square feet under an expiring lease. The Company is in final negotiations to lease 53,000 square feet to a new tenant with a lease commencement date of October 4, 1996.

(5) Excludes the Company's 50% interest in 1717 Pennsylvania Avenue, N.W., a property undergoing redevelopment. The renovation at this property is substantially complete, and the property is currently in lease-up. The
      Company contemplates placing the property in service in the fall of 1996.

(6)   Excludes 17 properties acquired subsequent to May 31, 1996.

                              S-31

TENANT INFORMATION

   Lease Expirations. The following table sets forth a schedule of lease expirations for executed leases as of May 31, 1996, for each of the 10 years beginning with 1996, for each of the 34 Properties owned by the Company as of May 31, 1996 and consolidated for financial statement purposes, assuming that no tenants exercise renewal or early termination options:


                                                                                                                           2006 and
                            1996      1997      1998      1999      2000     2001      2002      2003      2004     2005  Thereafter
                          -------- --------- --------- --------- --------- -------- --------- --------- --------- ------- ----------

DOWNTOWN WASHINGTON, DC:
 INTERNATIONAL SQUARE
  SQUARE FEET
    EXPIRING...........     8,605   159,672   365,894   121,321    26,258    4,833   186,594     2,388     8,665   24,990      2,181
  CURRENT BASE RENT PER
   SQ. FT...............  $ 27.32  $  33.06  $  34.66  $  32.43  $  30.89  $ 41.37  $  31.81  $  41.00  $  31.93  $ 31.55   $  40.28
 1730 PENNSYLVANIA AVENUE
  SQUARE FEET EXPIRING..       --     3,951   128,804     3,528     5,048       --    10,575    58,821       928    9,575         --
  CURRENT BASE RENT PER
   SQ. FT...............  $  0.00  $  40.93  $  37.84  $  31.97  $  31.00  $  0.00  $  41.07  $  39.69  $  32.00  $ 29.36   $   0.00
 2550 M STREET
  SQUARE FEET EXPIRING..       --        --    20,375     5,324        --    1,004   161,228        --        --       --         --
  CURRENT BASE RENT PER
    SQ. FT..............  $  0.00  $   0.00  $  21.77  $  23.48  $   0.00  $ 38.40  $  32.16  $   0.00  $   0.00  $  0.00   $   0.00
 1775 PENNSYLVANIA
  SQUARE FEET EXPIRING..       --    23,584     2,112       137        --       --        --        --        --       --    116,834
  CURRENT BASE RENT PER
   SQ. FT...............  $  0.00  $  15.17  $  40.29  $  93.60  $   0.00  $  0.00  $   0.00  $   0.00  $   0.00  $  0.00   $  23.00
 900 19TH STREET
  SQUARE FEET EXPIRING..   55,857       997     1,332     2,420        --       --     4,764        --        --    9,852      9,984
  CURRENT BASE RENT PER
   SQ. FT...............  $ 36.49  $  35.00  $  30.01  $  22.67  $   0.00  $  0.00  $  27.00  $   0.00  $   0.00  $ 33.66   $  34.75
 1747 PENNSYLVANIA AVENUE
  SQUARE FEET EXPIRING...  19,420    12,366    17,511     6,440    12,366   13,343     2,579        --        --       --     34,907
  CURRENT BASE RENT PER
   SQ. FT................ $ 29.90  $  29.88  $  24.42  $  29.97  $  36.60  $ 32.44  $  26.08  $   0.00  $   0.00  $  0.00   $  33.33
 1255 23RD STREET
  SQUARE FEET EXPIRING...      --     2,764     6,911        --    72,254       --     4,479        --   126,296       --        783
  CURRENT BASE RENT PER
   SQ. FT...............  $  0.00  $  22.00  $  22.83  $   0.00  $  28.09  $  0.00  $  22.50  $   0.00  $  29.43  $  0.00   $   0.00
 2445 M STREET
  SQUARE FEET EXPIRING..    4,392    17,503     7,363     2,078        --    5,336        --        --        --       --    205,816
  CURRENT BASE RENT PER
   SQ. FT...............  $ 30.59  $  38.77  $  28.59  $  26.38  $   0.00  $ 31.86  $   0.00  $   0.00  $   0.00  $  0.00   $  27.00
 TOTAL FOR DOWNTOWN
  WASHINGTON, DC:
  SQUARE FEET EXPIRING...  88,274   220,837   550,302   141,248   115,926   24,516   370,219    61,209   135,889   44,417    370,505
  CURRENT WEIGHTED AVERAGE
   BASE RENT PER SQ. FT.. $ 33.85  $  31.43  $  34.38  $  31.77  $  29.76  $ 34.32  $  32.01  $  39.74  $  29.61  $ 31.55   $  26.56
SUBURBAN MARYLAND:
 ONE ROCK SPRING PLAZA
  SQUARE FEET EXPIRING...   9,477    12,636    10,444    57,736    15,750    3,884        --     5,733    69,769    9,025         --
  CURRENT BASE RENT PER
   SQ. FT................ $ 22.01  $  21.73  $  20.96  $  24.26  $  22.16  $ 21.00  $   0.00  $  22.29  $  21.07  $ 21.15   $   0.00
NORTHERN VIRGINIA:
 TYCON COURTHOUSE
  SQUARE FEET EXPIRING...   2,427     7,088    21,485    87,781     8,634   25,092    17,002   118,090    10,020   29,940     72,633
  CURRENT BASE RENT PER
   SQ. FT................ $ 19.79  $  14.32  $  20.43  $  23.56  $  15.90  $ 16.26  $  24.13  $  18.35  $  18.02  $ 18.50   $  15.79


                                                                                                                           2006 and
                            1996      1997      1998      1999      2000     2001      2002      2003      2004     2005  Thereafter
                          -------- --------- --------- --------- --------- -------- --------- --------- --------- ------- ----------

 Three Ballston Plaza
  Square Feet
     Expiring.......       --    47,385       9,497     3,347     3,578    71,092   122,132        --        --     13,582   29,402
  Current Base Rent
    Per Sq. Ft...... $   0.00  $  19.81       19.97  $  21.50  $  18.50  $  28.74  $  20.12  $   0.00  $   0.00  $   16.25 $  30.43
 Reston Quadrangle
  Square Feet
    Expiring........       --        --          --     2,590    46,645    29,561     1,749        --        --    170,829    9,336
  Current Base Rent
    Per Sq. Ft.....  $   0.00  $   0.00  $     0.00  $  18.65  $  24.57  $  25.78  $  18.50  $   0.00  $   0.00  $   18.64 $  17.72
 Total for Northern
   Virginia:
  Square Feet
   Expiring........     2,427    54,473      30,982    93,718    58,857   125,745   140,883   118,090    10,020    214,351  111,371
  Current Weighted
   Average Base Rent
   Per Sq. Ft......  $  19.79  $  19.10  $    20.29  $  23.35  $  22.93  $  25.55  $  20.58  $  18.35  $  18.02  $   18.47 $  19.82
Southern California:
 Scenic Business Park
  Square Feet
   Expiring.........       --        --       3,629    30,619    62,157    10,331        --    16,596        --         --       --
  Current Base Rent
   Per Sq. Ft....... $   0.00  $   0.00  $     9.00  $  11.06  $  11.64  $   8.78  $   0.00  $   6.60 $   0.00  $    0.00  $   0.00
 Harbor Corporate Park
  Square Feet
   Expiring.........    5,843    24,216       7,443    13,102     2,634    20,205        --        --        --         --       --
  Current Base Rent
   Per Sq. Ft....... $  15.07  $  13.21  $    11.74  $  13.83  $   0.00  $  12.87  $   0.00  $   0.00 $   0.00  $    0.00  $   0.00
 Total for Southern
  California:
  Square Feet
   Expiring.........    5,843    24,216      11,072    43,721    64,791    30,536        --    16,596       --         --        --
  Current Weighted
   Average Base Rent
   Per Sq. Ft....... $  15.07  $  13.21  $    10.84  $  11.89  $  11.17  $  11.49  $   0.00  $   6.60 $   0.00  $    0.00  $   0.00
Northern California:
 AT&T Center
  Square Feet
   Expiring.........       --        --     827,209   254,823        --        --        --        --       --         --        --
  Current Base Rent
   Per Sq. Ft....... $   0.00  $   0.00  $    14.79  $  15.48  $   0.00  $   0.00  $   0.00  $   0.00 $   0.00  $    0.00  $   0.00
Southeast Denver:
 Harlequin Plaza
  Square Feet
   Expiring.........    5,694    62,193      16,801   104,536     4,041    52,868        --    56,987        --        --        --
  Current Base Rent
   Per Sq. Ft....... $  11.00  $  10.29  $    12.70  $  12.47  $  11.55  $  16.62  $   0.00  $  11.97  $   0.00 $    0.00  $   0.00
 Quebec Court
  Square Feet
   Expiring.........       --        --          --        --        --   285,829        --        --        --        --        --
  Current Base Rent
   Per Sq. Ft....... $   0.00  $   0.00  $     0.00  $   0.00  $   0.00  $   9.43  $   0.00  $   0.00  $   0.00 $    0.00  $   0.00
 Total for Southeast
  Denver:
  Square Feet
   Expiring.........    5,694    62,193      16,801   104,536     4,041   338,697        --    56,987       --         --        --
  Current Weighted
   Average Base Rent
   Per Sq. Ft....... $  11.00  $  10.29  $    12.70  $  12.47  $  11.55  $  10.55  $   0.00  $  11.97  $   0.00 $    0.00  $   0.00
 Total for Consolidated
  Portfolio:
  Square Feet
   Expiring.........  111,715   374,355   1,446,810   695,782   259,365   523,378   511,102   258,615   215,678   267,793   481,876
  Percent of Total
   Square Footage...      2.2%      7.3%       28.1%     13.5%      5.0%     10.2%      9.9%      5.0%      4.2%      5.2%      9.4%
  Current Weighted
   Average Base Rent
   Per Sq. Ft........$  30.39  $  24.62  $    22.35  $  19.90  $  22.82  $  15.40  $  28.86  $  21.34  $  26.31 $   20.73  $  25.00
  Total Annual Base Rent
   Expiring (in
    thousands).......$  3,395  $  9,216  $   32,339  $ 13,845  $  5,919  $  8,061  $ 14,750  $  5,519  $  5,674 $   5,552  $ 12,049
  Percentage of Annual
    Base Rent
    Expiring.........     2.9%      7.9%       27.8%     11.9%      5.1%      6.9%     12.7%      4.7%      4.9%      4.8%     10.4%

   Tenants by Industry. The following table breaks down by industry the tenants at the 34 Properties that were owned by the Company as of May 31, 1996 and consolidated for financial statement purposes:

                                            PERCENT    ANNUALIZED      PERCENT
                                           OF TOTAL     BASE RENT      OF TOTAL
                                 SQUARE     SQUARE         (IN        ANNUALIZED
INDUSTRY NAME                  FOOTAGE(1)   FOOTAGE    THOUSANDS)     BASE RENT
- -------------                 ----------   -------    ----------     ---------
Technology &
Communications..............  1,672,736      32.5%      $27,148         23.2%
Professional Services.......  1,016,635      19.8        28,802         24.6
Financial Services..........    597,479      11.6        12,751         10.9
Quasi-Governmental..........    446,815       8.7        14,917         12.7
Government Contractors .....    228,441       4.4         4,783          4.1
Government (Federal &
State)......................    197,057       3.8         6,169          5.3
Not-For-Profit..............    131,474       2.6         3,138          2.6
Retail......................    120,681       2.3         3,451          2.9
Other.......................    735,151      14.3        16,059         13.7


- ---------------
(1) Excludes vacant space of 424,065 square feet.

   Ten Largest Tenants. The following table sets forth the ten largest tenants at the 34 Properties that were owned by the Company as of May 31, 1996 and consolidated for financial statement purposes:


                                                                             PERCENT                   PERCENT
                                                                            OF TOTAL      TOTAL        OF TOTAL
                                          PROPERTY                SQUARE     SQUARE     ANNUALIZED    ANNUALIZED
TENANT NAME                                 NAME                 FOOTAGE     FOOTAGE   BASE RENT(1)   BASE RENT
- -----------                                 ----                 -------     -------   ------------   ---------
AT&T.................................  AT&T Center              1,082,032    19.4%      $16,180,627     13.6%
International Monetary Fund..........  International Square       432,310     7.8        14,627,148     12.2
Wilmer, Cutler & Pickering...........  2445 M Street              205,816     3.7         5,557,041      4.7
Software AG..........................  Reston Quadrangle          173,419     3.1         3,233,287      2.7
Patton Boggs.........................  2550 M Street              161,228     2.9         5,184,420      4.3
CACI.................................  Three Ballston Plaza       152,720     2.7         3,072,728      2.6
Intelligent Electronics..............  Quebec Court               130,000     2.3         1,495,000      1.3
Federal Deposit Insurance              1730 Pennsylvania
Corporation..........................  Avenue                     119,731     2.1         4,623,648      3.9
                                       1775 Pennsylvania
Citibank.............................  Avenue                     116,834     2.1         2,686,921      2.3
Alert Centre.........................  Quebec Court               105,820     1.9           952,380      0.8

(1) Total annualized base rent is based on executed and commenced leases as of May 31, 1996. Total annualized base rent equals total original base rent, including historical contractual increases and excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes, and other expense reimbursements, (iii) future contractual or contingent rent escalations, and (iv) parking rents.

UNCONSOLIDATED PROPERTIES

   The following table sets forth certain information related to the seven Properties in which the Company has an equity investment (in thousands):

                    SELECTED OPERATING STATEMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                              FUNDS FROM
                                                                        DEPRECIATION                NET       OPERATIONS
                                 COMPANY'S      RENTAL &     INTEREST        AND         OTHER     INCOME   CONTRIBUTION TO
           PROPERTY              OWNERSHIP   OTHER REVENUE    EXPENSE   AMORTIZATION   EXPENSES    (LOSS)    THE COMPANY(1)
           --------              ---------   -------------    -------   ------------   --------    ------   --------------
AARP Headquarters.............  24%         $21,371         $12,593    $3,334         $ 6,114    $  (670)     $639
1776 Eye Street...............   5            7,943           4,456     1,393           2,599       (504)       30
Willard Office/Hotel..........   5           43,530           8,315     4,440          28,642      2,132        --
1575 Eye Street...............   2            5,759           2,329       538           2,239        652        --
Bond Building.................  15            5,281           3,620     1,643           1,592     (1,574)       --
Booz-Allen & Hamilton
Building......................  50               (2)             (2)       (2)             (2)        (2)       --
1717 Pennsylvania Avenue .....  50               (2)             (2)       (2)             (2)        (2)       --

                       SELECTED BALANCE SHEET INFORMATION
                              AS OF MARCH 31, 1996

                                                                                                       MATURITY OF
                                 COMPANY'S       RENTAL                TOTAL    MORTGAGE   INTEREST     MORTGAGE
           PROPERTY              OWNERSHIP   PROPERTY, NET    CASH    ASSETS     PAYABLE     RATE        PAYABLE
           --------              ---------   -------------    ----    ------     -------     ----        -------
AARP Headquarters.............  24%         $112,792        $  767  $136,291   $145,506      8.07%       7/31/02
1776 Eye Street...............   5            35,872         1,155    40,049     44,400     10.00        10/1/23
Willard Office/Hotel..........   5            68,288         6,417    78,006     88,388      9.40        11/1/01
1575 Eye Street...............   2             8,684         3,319    12,839     22,861     10.15        9/10/21
Bond Building.................  15             9,344           261    16,669     37,934      9.53        11/1/96
Booz-Allen & Hamilton
Building......................  50            26,833         3,039    33,596     24,675      7.00         8/1/13
1717 Pennsylvania Avenue .....  50             (2)            (2)     29,550        --         --             --


- --------------
(1) Represents the Funds from Operations Contribution to the Company from each property included in funds from operations before minority interest of holders of Units as set forth in "Summary -- Summary Selected Financial Information."

(2)   Property was under development.

HISTORICAL RECURRING CAPITAL EXPENDITURES, TENANT IMPROVEMENT COSTS AND TENANT LEASING COSTS

   The following table sets forth annual and per square foot recurring capital expenditures, tenant improvement costs and tenant leasing costs attributable to existing leased space for the period from February 16, 1993 (inception of operations) to December 31, 1993, the years ended December 31, 1994 and 1995, and the quarter ended March 31, 1996 for the Properties consolidated in the Company's financial statements during the periods presented. In light of the Company's change in business strategy away from downtown office buildings and toward suburban office buildings, the Company believes that the historical capital expenditures, tenant improvement costs and tenant leasing costs set forth below are not indicative of the Company's future recurring capital expenditures, tenant improvement costs and tenant leasing costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                             1ST QUARTER
                                                     1993     1994    1995       1996
                                                   -------- ------- ------- -------------
Capital Expenditures:
 Capital Expenditures (in thousands).............  $9,964   5,177   1,615     378
 Per square foot.................................  $ 5.00    2.09     .65     .11
Tenant Improvement Costs and Tenant Leasing
 Costs:
 Tenant Improvement Costs (in thousands).........  $8,510   5,524   2,582     681
 Per square foot leased..........................  $32.22   19.65   15.72    8.01
 Tenant Leasing Costs (in thousands) ............  $1,757     856     570     312
 Per square foot leased..........................  $ 4.92    3.05    3.47    3.67
  Total per square foot..........................  $37.14   22.70   19.19   11.68

DEBT FINANCING


   As of June 30, 1996, the Company had outstanding existing long-term indebtedness in an aggregate principal amount of $453.1 million, of which $134.0 million (all of which represents draws under the Line of Credit), or 30%, bore interest at a floating interest rate. At that date, the Company's fixed rate debt bore a weighted average interest rate of 8.3% and had a weighted average maturity of 6.8 years (assuming loans callable before maturity are called as early as possible).

   Mortgage Debt. The existing mortgage indebtedness on the 51 Properties that were owned by the Company as of June 30, 1996 and consolidated for financial statement purposes is set forth in the table below:



                                                        PRINCIPAL
                                                         BALANCE                                    ESTIMATED
                                                          AS OF       ANNUAL DEBT                    BALANCE
                                                         6/30/96        SERVICE                       DUE AT
                                           INTEREST        (IN            (IN         MATURITY       MATURITY
PROPERTY                                     RATE      THOUSANDS)     THOUSANDS)        DATE      (IN THOUSANDS)
- --------                                     ----      ----------     ----------        ----      --------------

International Square, 1730 Pennsylvania
Avenue and 1255 23rd Street (1)  .......  8.25%      $183,500       $15,148         2/1/03       $170,169
900 19th Street.........................  8.25         17,102         1,656        7/15/19 (3)         (3)
1747 Pennsylvania Ave ..................  9.50         15,752         1,730        7/10/17 (2)         (2)
2445 M Street...........................  8.90         38,903         4,646         6/1/02         26,925
1775 Pennsylvania Ave ..................  7.50          6,408           586         2/1/99          6,109
Parkway North...........................  7.96         29,250         2,328        12/1/03         29,250
Redmond East............................  8.38         28,182         2,648         1/1/06       $ 24,022
 Total (4)..............................             $319,097       $28,742
                                                     ========       =======

(1) Consists of four loans secured by these three Properties. Interest Rate represents the weighted average interest rate on the four loans.

(2) Note is callable by the lender after June 30, 2002. The estimated principal balance at June 30, 2002 will be $13,840,000.

(3) Note is callable by the lender after July 1, 2004. The estimated principal balance at July 1, 2004 will be $14,262,000.

(4) Excludes debt to be assumed in connection with the acquisitions of Warner Center and the Littlefield Portfolio. The Warner Center loan is in the principal amount of approximately $26.0 million, bears interest at a rate of 7.4% per annum and matures in December 2000. The Littlefield Portfolio loan is in the principal amount of approximately $9.7 million, bears interest at a rate of 7.4% per annum and matures in February 1999.

   Line of Credit. In May 1996, the Company entered into a revolving credit agreement with Morgan Guaranty Trust Company of New York providing for unsecured borrowings of up to $215 million. Availability under the Line of Credit is limited to 50% of the Borrowing Base Properties, as defined in the credit agreement. As of June 30, 1996, $188 million was available to be drawn under the Line of Credit. Of that available amount, as of June 30, 1996, $134 million was drawn under the Line of Credit.

   Borrowings under the Line of Credit bear interest at a floating rate of 175 basis points over LIBOR (which rate will be reduced in the event the Company obtains an investment grade rating on senior, long-term unsecured debt). The Line of Credit contains a number of financial and other covenants with which the Company must comply, including, but not limited to, covenants relating to ratios of annual EBITDA (earnings before interest, taxes, depreciation and amortization) to interest expense, annual EBITDA to debt service, and total debt to tangible fair market value of the Company's assets, and restrictions on the ability of the Company to make dividend distributions in excess of 90% of funds from operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors, executive officers and key employees of the Company and their positions and offices are set forth in the following table:

          NAME            AGE  POSITIONS AND OFFICES HELD
          ----            ---  --------------------------

Oliver T. Carr, Jr. ...  71    Chairman of the Board and Chief Executive Officer
Thomas A. Carr.........  37    President, Chief Operating Officer and Director
                               President of Carr Real Estate Services, Inc. and
Robert O. Carr.........  46    Director
David Bonderman........  53    Director
Andrew F. Brimmer......  69    Director
A. James Clark.........  68    Director
Douglas T. Healy.......  45    Director
Anthony R. Manno, Jr. .  43    Director
J. Marshall Peck.......  44    Director
George R. Puskar.......  52    Director
William D. Sanders ....  54    Director
Wesley S. Williams,Jr..  53    Director
Brian K. Fields........  36    Chief Financial Officer
Philip L. Hawkins......  40    Managing Director of Asset Management
Robert G. Stuckey......  34    Managing Director of Acquisitions and Development
Paul R. Adkins.........  37    Vice President -- Acquisitions
Andrea F. Bradley......  36    Vice President, Secretary and General Counsel
Karen B. Dorigan.......  31    Vice President -- Land Due Diligence
Debra A. Volpicelli ...  32    Treasurer and Controller
Joseph D. Wallace......  32    Vice President -- Building Due Diligence
Matthew L. Richardson .  36    Senior Vice President of Carr Development &
                               Construction, Inc.
Steven N. Bralower ....  46    Senior Vice President of Carr Realty, L.P.
John J. Donovan, Jr. ..  52    Senior Vice President of Carr Real Estate Services,
                               Inc.
Richard W. Greninger ..  44    Senior Vice President of Carr Real Estate Services,
                               Inc.


                                 UNDERWRITING

   Subject to the terms and conditions contained in the purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to the Underwriters named below, and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Dean Witter Reynolds Inc., J.P. Morgan Securities Inc., Prudential Securities Incorporated, Legg Mason Wood Walker, Incorporated and Wheat, First Securities, Inc. are acting as representatives (the "Representatives") has severally agreed to purchase, the respective number of shares of Common Stock set forth below opposite their respective names. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock if any are purchased.

                                                                NUMBER
               UNDERWRITERS                                   OF SHARES
               ------------                                   ---------


Merrill Lynch, Pierce, Fenner & Smith
      Incorporated.......................
Dean Witter Reynolds Inc.................
J. P. Morgan Securities Inc..............
Prudential Securities Incorporated ......
Legg Mason Wood Walker, Incorporated ....
Wheat, First Securities, Inc.............
                                                            -----------
      Total..............................                     8,400,000
                                                            ===========

   The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $per share on sales to certain other dealers. After the Offering, the public offering price, concession and discounts may be changed.

   The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an aggregate of 1,260,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

   The Company and USRealty have agreed that for a period of 90 days from the date of this Prospectus Supplement they will not, without prior and written consent of the Representatives, offer, sell or otherwise dispose of any securities or any security convertible into or exercisable for Common Stock (except for issuances by the Company pursuant to stock option or dividend reinvestment plans and certain other agreements).

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.


   The Company expects that USRealty will purchase 3,600,000 shares of Common Stock from the Company at the public offering price simultaneously with the closing of the Offering. In addition, USRealty may purchase up to 1,076,446 shares of Common Stock in the Offering at the public offering price (which, combined with the direct purchase from the Company, would result in an additional total investment by USRealty in the Company of up to $112 million, assuming a public offering price of $24.00), in order to maintain its 39% ownership interest in the Company (on a fully-diluted basis). No underwriting discounts will be applied to the Concurrent USRealty Purchase or any purchases of Common Stock by USRealty in the Offering, and the Company will retain the entire proceeds therefrom. Following the Offering (and assuming each of the foregoing purchases is consummated), USRealty will own approximately 44% of the outstanding shares of Common Stock (39% on a fully diluted basis).

   Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking and commercial banking services for the Company, for which customary compensation has been received. Morgan Guaranty Trust Company of New York ("MGT"), as lender under the Line of Credit, is expected to receive up to $190 million of the net proceeds of the Offering and the Concurrent USRealty Purchase (as described under "Use of Proceeds"). MGT is an affiliate of J.P.
Morgan Securities Inc.

   Merrill Lynch from time to time provides investment banking and financial advisory services to the Company. Merrill Lynch was paid a fee of $3.75 million by the Company in April 1996 for financial advisory services provided by Merrill Lynch to the Company in connection with the USRealty Transaction.

   The Common Stock is listed on the NYSE under the symbol "CRE."

                                LEGAL MATTERS

   The validity of the issuance of the shares of Common Stock pursuant to this Prospectus Supplement will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Rogers & Wells, New York, New York.

                  SUBJECT TO COMPLETION, DATED JULY 11, 1996
PROSPECTUS
                                 $600,000,000

                        CARRAMERICA REALTY CORPORATION

   DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK AND COMMON STOCK WARRANTS

                           --------------------------


   CarrAmerica Realty Corporation (the "Company") may from time to time offer in one or more series its (i) unsecured debt securities ("Debt Securities"), (ii) preferred stock ("Preferred Stock"), (iii) common stock, $.01 par value ("Common Stock"), and (iv) warrants exercisable for Common Stock ("Common Stock Warrants"), with an aggregate public offering price of up to $600,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock and Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

   The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Common Stock, any public offering price; and (iv) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

   The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

   The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

   See "Risk Factors" beginning on page 3 for certain factors relating to an investment in the Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

   THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           --------------------------

                   The date of this Prospectus is _____, 1996

                                 THE COMPANY


   CarrAmerica Realty Corporation (the "Company") is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. The Company and its predecessor, The Oliver Carr Company ("OCCO"), have traditionally focused on the acquisition, development, ownership and operation of office properties in the Washington, D.C. metropolitan area. In connection with the USRealty Transaction, described below, the Company is implementing a national business strategy that includes acquiring, developing, owning and operating value office properties throughout the United States in select suburban growth markets. As of June 30, 1996, the Company owned interests in a portfolio of 57 operating office properties (collectively, the "Properties") containing approximately 8.4 million square feet of space.


   On February 26, 1996, the stockholders of the Company approved the investment by a wholly-owned subsidiary of Security Capital U.S. Realty (collectively, "USRealty") of approximately $250 million in the Company (the "USRealty
Transaction"). The sale and issuance of 11,627,907 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to USRealty in a private sale transaction was consummated on April 30, 1996.


   The Company employed over 450 employees, including over 325 on-site building employees, as of June 30, 1996.


   The Company is a Maryland corporation that was formed in July 1992. The principal executive offices of the Company are located at 1700 Pennsylvania Avenue, Washington, D.C. 20006, and its telephone number is (202) 624-7500.

                                 RISK FACTORS

   Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT RISKS

   General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand for, office space in the area and the attractiveness of the properties to tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

   Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company's operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on its properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

   Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at its properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In particular, as of May 31, 1996, two of the Company's tenants leased space representing approximately 19% and 8%, respectively, of the total square footage of the Properties pursuant to leases that expire beginning in 1998. Although the Company has established an annual budget for renovation and reletting costs that it believes are reasonable in light of each property's situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

   Possible Environmental Liabilities. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been noti-fied by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

CONFLICTS OF INTEREST

   Certain members of the Company's board of directors (the "Board") and officers own limited partnership interests ("Units") of Carr Realty, L.P. and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties as a result of unrealized gain attributable to certain properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority as to whether and on what terms to sell or refinance an individual property, these Unit holders might seek to influence the Company not to sell or refinance the properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company. Although the Company believes that the change in operational structure from an "UPREIT" to a "DownREIT" should reduce, over time, these potential conflicts of interest, assets will continue to be owned by Carr Realty, L.P., diminishing the effects of this structural modification.

ACQUISITION AND DEVELOPMENT RISKS

   The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above. New office development also is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity offerings, lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new acquisitions or developments are undertaken without permanent financing, further acquisitions or development activities may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected.

CHANGE IN BUSINESS STRATEGY; RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW PROPERTIES

   The Company's move toward a more national business focus represents a significant shift in the business strategy of the Company. Although the Board believes that such a shift in strategy is warranted in light of the opportunities that the USRealty Transaction represents, there is no assurance that the Company's efforts to establish a national office REIT will be successful.

   Consistent with the Company's strategy of acquiring value office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties in 1996, acquiring thus far 38 office properties across the country for an aggregate purchase price of approximately $367 million. These properties have a relatively short operating history under the Company's management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.


DEPENDENCE ON WASHINGTON, D.C. MARKET


   Although the Company's business strategy is to move toward a more national business focus, at June 30, 1996, the Company's consolidated Properties located in downtown Washington, D.C. represented approximately 35% of the consolidated Properties in terms of square footage. The Company's performance and its ability to make expected distributions to stockholders could be adversely affected by economic or other conditions in downtown Washington, D.C. that are beyond the control of the Company.


SUBSTANTIAL OWNERSHIP OF COMMON STOCK


   As of June 30, 1996, USRealty owned 46.1% of the outstanding shares of the Company's common stock (39.0% of the common stock on a fully-diluted basis), and USRealty has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, USRealty is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company's common stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude USRealty from increasing its percentage interest in the Company for a period of at least five years (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and USRealty agreed to certain limitations on its voting rights with respect to its shares of Common Stock, USRealty nonetheless has a substantial influence over the affairs of the Company as a result of the USRealty Transaction. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders' interests. In addition, so long as USRealty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, USRealty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company.


LIMITATIONS ON CORPORATE ACTIONS

   In conjunction with the USRealty Transaction, the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company's properties, investments in properties other than office buildings, issuances of Units by Carr Realty, L.P., and certain other matters. The Company may take actions relating to these matters only with the consent of USRealty. In addition, the Company has agreed to certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). These limitations, which are intended to permit USRealty to comply with certain requirements of the Internal Revenue Code and other countries' tax laws applicable to foreign investors, limit somewhat the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company. Although the Company does not believe that the limitations imposed on the Company's activities will materially impair the Company's ability to conduct its business, there can be no assurance that these limitations will not adversely affect the Company's operations in the future.

MANAGEMENT, LEASING AND BROKERAGE RISKS

   The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

LACK OF VOTING CONTROL OF OPERATING SUBSIDIARIES

    The Company does not have voting control of Carr Real Estate Services, Inc. ("Carr Services, Inc."), Carr Real Estate Services of Northern Virginia, Inc. ("CRESNOVA") or Carr Development & Construction, Inc. ("Carr Development & Construction") (collectively, the "Operating Subsidiaries"). The capital stock of Carr Services, Inc., which conducts fee-based management and leasing in the Washington, D.C. metropolitan area, is divided into two classes: voting common stock, approximately 92% and 8% of which is held by The Oliver Carr Company ("OCCO") and Carr Realty, L.P., respectively, and nonvoting preferred stock, approximately 95% and 5% of which is held by Carr Realty, L.P. and OCCO, respectively. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc.

   The capital stock of CRESNOVA, which conducts fee-based management and leasing in northern Virginia, is divided into two classes: voting common stock, 92% and 8% of which is held by OCCO and Carr Realty, L.P., respectively, and nonvoting common stock, 100% of which is held by Carr Realty, L.P. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of CRESNOVA.

   The capital stock of Carr Development & Construction, Inc. which conducts fee-based development, is divided into two classes: voting common stock, 99% and 1% of which is held by OCCO and the Company, respectively, and nonvoting common stock, 96% and 4% of which is held by the Company and OCCO, respectively. OCCO, as the holder of 99% of the voting common stock, has the ability to elect the board of directors of Carr Development & Construction after the terms of the initial directors expire.

   Oliver T. Carr, Jr., who is Chairman of the Board and Chief Executive Officer and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which will control the election of directors of the Operating Subsidiaries. Although neither the Company's right to receive preferred distributions with respect to its preferred stock of Carr Services, Inc. nor the terms of the promissory notes made by each of the Operating Subsidiaries and held by Carr Realty, L.P. or the Company, as applicable, can be changed by OCCO, the Company will not be able to elect directors of each of the Operating Subsidiaries, and its ability to influence the day-to-day decisions of the Operating Subsidiaries is limited. As a result, the board of directors and management of each of the Operating Subsidiaries may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's operating income and funds from operations.

CHANGES IN POLICIES

   The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. Although it has no present intention to do so, the board may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.

CERTAIN TAX RISKS

   Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has operated so as to qualify and has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations -- Taxation of the Company."

   REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-Taxation of the Company (Annual Distribution Requirements)." In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or Carr Realty, L.P.), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through Carr Realty, L.P., to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

    Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations
- -- Taxation of the Company and Other Tax Considerations."

   Consequences of Failure of the Carr Realty, L.P. to be Treated as a Partnership. The Company believes that the Carr Realty, L.P. and each other partnership and limited liability company in which it holds an interest are properly treated as partnerships for Federal income tax purposes. See "Federal Income Tax Considerations -- Other Tax Considerations (Effect of Tax Status of Carr Realty, L.P. and Other Partnerships on REIT Status)." If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of Carr Realty, L.P., or any other partnership in which the Company holds an interest, as a partnership for Federal income tax purposes, Carr Realty, L.P. or the affected partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in Carr Realty, L.P. exceeds, and the value of Carr Realty, L.P.'s ownership interest in the affected partnership could exceed, 5% of the Company's assets, the Company could cease to qualify as a REIT. See "Federal Income Tax Considerations -- Taxation of the Company (Asset Tests)." In addition, the imposition of a corporate tax on Carr Realty, L.P. or any of the other partnerships in which it holds an interest would reduce the amount of funds available for distribution to the Company and its stockholders.

SPECIAL CONSIDERATIONS FOR FOREIGN INVESTORS

   In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions generally preventing foreign investors (other than USRealty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT." See "Federal In come Tax Considerations -- Taxation of Holders of Common Stock -- Taxation of
Non-U.S. Shareholders." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

   A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 1,416,900 shares of Common Stock of the Company have been issued or reserved for issuance pursuant to stock and unit options, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. In connection with the USRealty Transaction, the Company granted USRealty the right to require the Company to file, at any time requested by USRealty, a registration statement under the Securities Act of 1933 covering all or any of the shares of Common Stock acquired by USRealty. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

   In order to assist the Company in maintaining its qualification as a REIT, the Articles of Incorporation contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of Preferred Stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the Company and USRealty and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company's status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See "Description of Common Stock -- Restrictions on Transfer" for additional information regarding the limits on ownership of shares of capital stock.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

   Various provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

                               USE OF PROCEEDS

   Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

                     RATIOS OF EARNINGS TO FIXED CHARGES

   The Company's ratio of earnings to fixed charges for the three months ending March 31, 1996 was 1.64, and for the period from February 16, 1993 (commencement of operations) to December 31, 1993 and for the years ended December 31, 1994 and 1995 was 1.75, 1.81, and 1.91 respectively.

   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

                        DESCRIPTION OF DEBT SECURITIES

   The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

   The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

   The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Subordination."

   Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

   It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

   The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

         (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

         (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

         (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

         (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

         (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

         (14) Whether such Debt Securities will be issued in certificate or book-entry form;

         (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

         (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

         (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

   The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock
- -- Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

   Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

   Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

   Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

   The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

   Existence. Except as described above under "Merger, Consolidation or Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

   Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

   Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries, defined below, to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

   Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

   Provision of Financial Information.  Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

   Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

   Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary, as defined below, or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

   "Significant   Subsidiary"  means  any  Subsidiary  that  is  a  "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

   "Subsidiary" means a corporation, partnership or entity such as a limited liability company, in which a majority of the outstanding voting stock or partnership interests, as the case may be, is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or managers or other voting members of the governing body of such entities, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. The term "Subsidiary" does not include Carr Services, Inc., CRESNOVA, or Carr Development & Construction as the Company does not own or control a majority of the outstanding voting stock of such entities.

   If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

   Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

   Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

   Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

   Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURES

   Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

   The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

   Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

   Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and
(iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

   Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

   Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

   The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

   The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

   Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

   Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

   "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

   Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

   In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

   The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

   The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

   From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

   Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company's books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

   If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

   The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED STOCK


   The Company is authorized to issue 15,000,000 shares of Preferred Stock. As of June 30, 1996, there were no shares of Preferred Stock outstanding.


   Under the Company's Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a "Designating Amendment").

   The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and the Company's bylaws (the "Bylaws").

GENERAL

   The Board is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

   The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

         (1) The title and stated value of such Preferred Stock;

         (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

         (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

         (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

         (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

         (6) The provision for a sinking fund, if any, for such Preferred Stock;

         (7) The provision for  redemption,  if  applicable,  of such  Preferred
    Stock;

         (8) Any listing of such Preferred Stock on any securities exchange;

         (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

         (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

         (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

         (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

         (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

         (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

   Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

   Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

   Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

   If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

REDEMPTION

   If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

   The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

   If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, accord-ing to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

   Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

   Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

   Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's
Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

   The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

   As discussed below under "Description of Common Stock -- Restrictions on Transfer -- Ownership Limits," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Articles of Incorporation provide that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock and/or more than 5% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See "Description of Common Stock -- Restrictions on Transfer -- Ownership Limits."

REGISTRAR AND TRANSFER AGENT

   The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                         DESCRIPTION OF COMMON STOCK

GENERAL


   The Company is authorized to issue 90,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. At June 30, 1996, there were 25,200,469 shares of Common Stock outstanding.


   Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

   Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

   Advance Notice of Director Nominations and New Business. The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

   Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the
Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

   Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock ("Common Stock Ownership Limit") and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Shareholder Limit, and the Non U.S. Shareholder Limit, all as defined below, are referred to collectively herein as the "Ownership Limits.") Existing Holders, including Clark Enterprises Inc., The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company, FW REIT, L.P., The Oliver Carr Company, Oliver T. Carr, Jr., or A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the "Existing Holder Limit"). Furthermore, USRealty and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 48% of the outstanding shares of Common Stock and 48% of the outstanding shares of each class or series of preferred stock of the Company (the "Special Shareholder Limit"). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

   In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder, as defined below (other than USRealty and its affiliates), from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that USRealty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit) ("Non-U.S. Shareholder Limit"). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a "domestically controlled REIT, see "Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders." The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described below under "Violation of Ownership Limitations." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

   The Board may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares of capital stock could beneficially own in the aggregate more than 49.5% of the Company's outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

   Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the trans-feree to hold shares in excess of the applicable Ownership Limit (including the Non-U.S. Shareholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

   All certificates representing Common Stock will bear a legend referring to the restrictions described above.

   Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

   The Registrar and Transfer Agent for the Common Stock is Boston EquiServe.

                     DESCRIPTION OF COMMON STOCK WARRANTS

   The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

   The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                      FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

   The following is a description of certain Federal income tax consequences to the Company and the holders of Common Stock, Preferred Stock and Common Stock Warrants of the treatment of the Company as a REIT under applicable provisions of the Code. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to CarrAmerica Realty Corporation.

   EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

   General. The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ended December 31, 1993. The Company believes that it is organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

   The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

   If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

   Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(l) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. See "Description of Common Stock-Restrictions on Transfer."

   Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

   Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Company will provide certain services with respect to the properties through entities that do not satisfy the "independent contractor" requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." Based upon the IRS ruling and its experience in the office rental markets in which the Company's properties are located, the Company believes that all services provided to tenants will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy, although there is no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly, or through another entity, in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

   The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

   If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income"' attributable to the failure to satisfy the 75% and 95% gross income tests.

   Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT, but including any unsecured debt of Carr Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT). By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc., and CRESNOVA. (Carr Services, Inc., CRESNOVA and Carr Development & Construction are referred to collectively herein as the "Non-qualified REIT Subsidiaries.") Neither Carr Realty, L.P. nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of each of such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend otherwise. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test, there can be no assurance that such steps will be successful or will not require a reduction in the Company's overall interest in one or more of the Non-qualified REIT Subsidiaries.

   Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

   Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON STOCK

   Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock, if any, and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock have been held for one year or less), assuming the shares of Common Stock are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

   In addition, distributions from the Company and gain from the disposition of shares of Common Stock will not be treated as "passive activity" income and therefore stockholders will not be able to apply losses from "passive activities" to offset such income.

   In general, a domestic shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

   Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification

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

number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States Federal income taxation regardless of its source) and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

   The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

   Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity do not constitute "unrelated business taxable income" ("UBTI"), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. However, under the Revenue Reconciliation Act of 1993, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" (see "--Taxation of the Company (Requirements for Qualification)" above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

    Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S.
Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

   For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Following the USRealty Transaction, USRealty, a Luxembourg corporation, holds approximately 46.5% in value of the securities of the Company. In the event that USRealty and other stockholders of the Company who are Non-U.S. Shareholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a "domestically controlled REIT."

   If the Company does not qualify as a "domestically controlled REIT," a Non-U.S. Shareholder's sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding securities at all times during a specified testing period. The Company believes the Common Stock would be considered to be "regularly traded" for this purpose, and the Company has no actual knowledge of any Non-U.S. Shareholder (other than USRealty) that holds in excess of 5% of the Company's stock. In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (other than USRealty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that USRealty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under "Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limitations." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

   If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

   Finally, Congress is considering legislation that could require the Company, if it were not to qualify as a "domestically controlled REIT," to withhold and remit to the IRS 10% of all distributions that are not treated either as ordinary dividends or "capital gain dividends" and that are made to Non-U.S. Shareholders who hold more than 5% of the Company's stock. The applicable Non-U.S. Shareholder could seek a refund of such withheld amounts to the extent the Non-U.S. Shareholder did not recognize taxable gain as a result of such distribution.

TAXATION OF HOLDERS OF PREFERRED STOCK OR COMMON STOCK WARRANTS

   Additional Tax Consequences for Holders of Preferred Stock or Common Stock Warrants. If the Company offers one or more series of Preferred Stock or Common Stock Warrants, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

OTHER TAX CONSIDERATIONS

   Effect of Tax Status of Carr Realty, L.P. and Other Partnerships on REIT Qualification. The Company believes that Carr Realty, L.P., CarrAmerica Realty, L.P., and each other partnership and limited liability company in which it holds an interest are properly treated as partnerships for tax purposes (and not as associations taxable as corporations). If, however, either Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. If any of the other partnerships were treated as an association taxable as a corporation and the Company's interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, any partnership treated as a corporation would be subject to corporate income taxes, and distributions from any such partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which therefore could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its shares of any losses generated by any such partnership in computing its taxable income.

   Tax Allocations with Respect to the Properties. Carr Realty, L.P. was formed by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). The Carr Realty, L.P. partnership agreement requires allocations of income, gain, loss and deduction with respect to the contributed Property be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of Carr Realty, L.P. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of Carr Realty, L.P. could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time the Properties were contributed to Carr Realty, L.P., and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

   Non-Qualified REIT Subsidiaries. The Non-qualified REIT Subsidiaries do not qualify as REITs and thus pay Federal, state and local income taxes (including District of Columbia franchise tax) on their net income at normal corporate rates. To the extent the Non-qualified REIT Subsidiaries are required to pay Federal, state and local income taxes, the cash available for distribution to stockholders will be reduced accordingly.

   State and Local Taxes; District of Columbia Unincorporated Business Tax. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because many of the Properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the "District of Columbia taxable income" of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered

"District of Columbia taxable income," but it is likely that at least some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

                             PLAN OF DISTRIBUTION

GENERAL

   The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

   Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

PARTICIPATION RIGHTS


   In conjunction with the USRealty Transaction, so long as USRealty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, USRealty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company. All purchases pursuant to such participation rights will be at the same price and on the same terms and conditions as are applicable to other purchasers hereunder.


                                LEGAL MATTERS

   The legality of the Debt Securities, the Preferred Stock, the Common Stock and the Common Stock Warrants offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain federal tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                   EXPERTS

   The consolidated financial statements and financial statement schedule of the Company and the combined financial statements of the Carr Group, each incorporated herein by reference, have been incorporated in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION


   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is "http://www.sec.gov".

   The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         2. The Company's Current Report on Form 8-K dated March 29, 1996 and filed with the Commission on April 10, 1996 pursuant to the Exchange Act, and a Form 8-K/A related thereto and filed with the Commission on May 14, 1996, relating to the purchase of AT&T Center located in Alameda County, California;

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         4. The Company's Current Report on Form 8-K dated April 30, 1996 and filed with the Commission on May 16, 1996 pursuant to the Exchange Act, relating to the closing of the USRealty Transaction;

         5. The Company's Current Report on Form 8-K dated May 24, 1996 and filed with the Commission on May 24, 1996 pursuant to the Exchange Act, relating to certain pro forma financial information;


         6. The Company's Current Report on Form 8-K dated June 27, 1996 and filed with the Commission on June 27, 1996 pursuant to the Exchange Act, relating to the purchase of certain properties and the presentation of certain historical financial information;

         7. The Company's Current Report on Form 8-K dated July 10, 1996 and filed with the Commission on July 10, 1996 pursuant to the Exchange Act, relating to the proposed acquisition of certain properties; and

         8. The Company's Current Report on Form 8-K dated July 11, 1996 and filed with the Commission on July 11, 1996 pursuant to the Exchange Act, relating to the presentation of certain historical financial information.


   All documents  filed  subsequent to the date of this  Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

   The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1700 Pennsylvania Ave., N.W., Washington, D.C. 20006, telephone number (202) 624-7500.

================================================================================
   No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                -----------------
                                TABLE OF CONTENTS
                              PROSPECTUS SUPPLEMENT


                                            PAGE
                                          -------
Prospectus Supplement Summary...........   S-3
The Company.............................   S-7
Recent Developments.....................  S-10
Use of Proceeds.........................  S-17
Price Range of Common Stock and
Dividend History........................  S-18
Capitalization..........................  S-19
Pro Forma Financial Information.........  S-20
Management's Discussion and Analysis of
Financial Condition and Results of
Operations..............................  S-25
Properties..............................  S-30
Management..............................  S-38
Underwriting............................  S-39
Legal Matters...........................  S-40

                 Prospectus

The Company ............................     2
Risk Factors ...........................     3
Use of Proceeds ........................     8
Ratios of Earnings to Fixed Charges  ...     9
Description of Debt Securities .........    10
Description of Preferred Stock .........    21
Description of Common Stock ............    26
Description of Common Stock Warrants  ..    29
Federal Income Tax Considerations ......    29
Plan of Distribution ...................    36
Legal Matters ..........................    37
Experts ................................    37
Available Information ..................    37
Incorporation of Certain Documents by
Reference...............................    38

================================================================================

================================================================================

                               8,400,000 SHARES


                                    [LOGO]
                        CARRAMERICA REALTY CORPORATION

                                 COMMON STOCK


                                  ------------
                             PROSPECTUS SUPPLEMENT
                                  ------------


                             MERRILL LYNCH & CO.

                          DEAN WITTER REYNOLDS INC.

                              J.P. MORGAN & CO.

                      PRUDENTIAL SECURITIES INCORPORATED

                            LEGG MASON WOOD WALKER
                                INCORPORATED

                          WHEAT FIRST BUTCHER SINGER

                                      , 1996

================================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the securities being registered:


SEC Registration Fee..............  $  206,897
NASD filing fee ..................      30,500
Printing and Duplicating Expenses      600,000
Legal Fees and Expenses ..........     300,000
Accounting Fees and Expenses  ....     250,000
Blue Sky Fees and Expenses  ......      10,000
Miscellaneous ....................     102,603
                                    ------------
  Total...........................  $1,500,000
                                    ============


- --------
   *To be supplied by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company's officers and directors are and will be indemnified under Maryland and Delaware law, the charter and by-laws of the Company, the partnership agreement of Carr Realty, L.P. and the partnership agreement of CarrAmerica Realty, L.P.

   The charter and by-laws of the Company require that the Company shall, to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law (the "MGCL") as in effect from time to time, indemnify any person who is or was, or is the personal representative of a deceased person who was, a director or officer of the Company against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities; provided, that, unless applicable law otherwise requires, indemnification shall be contingent upon a determination, by the Board by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full Board in which the designated directors who are parties may participate or by special legal counsel selected by and if directed by the Board as set forth above, that indemnification is proper in the circumstances because such director, officer, employee, or agent has met the applicable standard of conduct prescribed by Section 2-418(b) of the MGCL.

   Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the Company shall be liable to the Company or to any shareholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

   The partnership agreements of Carr Realty, L.P. and CarrAmerica Realty, L.P. also provide for indemnification of the Company and their officers and directors against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership as set forth in the partnership agreements in which any indemnitee may be involved, or is threatened to be involved, unless it is established that (i) the act or mission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the indemnitee had cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnitee did not meet the requisite standard of conduct set forth in the respective partnership agreement section on indemnification. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment creates a rebuttable presumption that the indemnitee acted in a manner contrary to that specified in the indemnification section of the partnership agreements. Any indemnification pursuant to one of the partnership agreements may only be made out of the assets of that respective partnership.

ITEM 16. EXHIBITS


 1.1+    -- Form  of  Purchase   Agreement  by  and  among  CarrAmerica   Realty
            Corporation,  CarrAmerica  Realty L.P., Carr Realty L.P. and Merrill
            Lynch, Pierce, Fenner & Smith Incorporated

 3.1*    -- Articles  of  Amendment  and  Restatement  of  Incorporation  of the
            Company, as amended

 3.2*    -- Amendment and Restatement of By-laws of the Company, as amended

 4.1+.   -- Form of Senior Indenture between the Company and Trustee

 4.2+    -- Form of Subordinate Indenture between the Company and Trustee

 5.1**   -- Opinion of Hogan & Hartson L.L.P.

 8.1**   -- Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

10.1+    -- Credit  Agreement  between  the Company  and  Morgan  Guaranty Trust
            Company of New York

12.1**   -- Computation of Ratio of Earnings to Fixed Charges

23.1.    -- Consent of KMPG Peat Marwick, LLP

23.2**   -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)

23.3**   -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

24.1+    -- Powers of Attorney

25.1**   -- Statement of Eligibility of Trustee on Form T-1

- ------------
* Incorporated by reference to the same numbered exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

**  To be filed by amendment.

+   Previously filed.



ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

    provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Securities offered herein, and the offering of such Offered Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Offered Securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Securities offered therein, and the offering of such Offered Securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on July 11, 1996.


                              CARRAMERICA REALTY CORPORATION,
                              a Maryland corporation


                              By: /s/ Oliver T. Carr, Jr.
                                 ---------------------------
                                 Oliver T. Carr, Jr.
                                 Chairman of the Board of
                                 Directors, Chief Executive
                                 Officer and Director


   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on July 11, 1996:



            NAME                   TITLE
            ----                   ------


  /s/ Oliver T. Carr, Jr.
- -------------------------    Chairman of the Board, Chief Executive Officer and
    Oliver T. Carr, Jr       Director (principal executive officer)


   /s/ Thomas A. Carr
- -------------------------   President, Chief Operating Officer and
     Thomas A. Carr         Director


  /s/ Brian K. Fields
- -------------------------   Chief Financial Officer (principal financial officer
    Brian K. Fields         and principal accounting officer)

- -------------------------
    David Bonderman         Director


           *
- -------------------------
    Andrew F. Brimmer       Director


           *
- -------------------------
   Robert O. Carr           Director


           *
- --------------------------
    A. James Clark          Director


           *
- --------------------------
   Douglas T. Healy         Director

            NAME                   TITLE
            ----                   -----
           *
- --------------------------
  Anthony R. Manno, Jr      Director


- -------------------------
   J. Marshall Peck         Director


          *
- -------------------------
    George R. Puskar        Director


          *
- -------------------------
  William D. Sanders        Director

          *
- -------------------------
   Wesley S. Williams       Director



*By /s/ Andrea F.  Bradley
    ----------------------
    Andrea F. Bradley
    As Attorney-in-Fact
    (See Exhibit 24.1)

    EXHIBIT INDEX

   EXHIBIT                                                                               SEQUENTIALLY
   NUMBER                          DESCRIPTION OF EXHIBIT                                NUMBERED PAGE
  -------                          ----------------------                                --------------



 1.1+    -- Form  of  Purchase   Agreement  by  and  among  CarrAmerica   Realty
            Corporation,  CarrAmerica  Realty L.P., Carr Realty L.P. and Merrill
            Lynch, Pierce, Fenner & Smith Incorporated

 3.1*    -- Articles  of  Amendment  and  Restatement  of  Incorporation  of the
            Company, as amended

 3.2*    -- Amendment and Restatement of By-laws of the Company, as amended

 4.1+.   -- Form of Senior Indenture between the Company and Trustee

 4.2+    -- Form of Subordinate Indenture between the Company and Trustee

 5.1**   -- Opinion of Hogan & Hartson L.L.P.

 8.1**   -- Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

10.1+    -- Credit  Agreement  between  the Company  and  Morgan  Guaranty Trust
            Company of New York

12.1**   -- Computation of Ratio of Earnings to Fixed Charges

23.1.    -- Consent of KMPG Peat Marwick, LLP

23.2**   -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)

23.3**   -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

24.1+    -- Powers of Attorney

25.1**   -- Statement of Eligibility of Trustee on Form T-1

- ------------
* Incorporated by reference to the same numbered exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

**  To be filed by amendment.

+   Previously filed.